Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 4 TO CREDIT AGREEMENT

AMENDMENT NO. 4 TO CREDIT AGREEMENT, dated as of December 13, 2021 (this “Amendment”), by and among CASEY’S GENERAL STORES, INC. (the “Borrower”), the LENDERS (including AMENDMENT NO. 4 TERM LENDERS (as defined below)) party hereto, and ROYAL BANK OF CANADA, as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of January 11, 2019 (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of June 30, 2020, that certain Amendment No. 2 to Credit Agreement, dated as of December 23, 2020, that certain Amendment No. 3 to Credit Agreement, dated as of March 12, 2021 and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; and the Credit Agreement as amended by this Amendment, the “Amendment Credit Agreement”), among the Borrower, the lending institutions from time to time party thereto (collectively, the “Lenders”) and the Administrative Agent (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement or the Amendment Credit Agreement, as the context may require);

WHEREAS, the Borrower intends to acquire, directly or indirectly through its wholly-owned Subsidiaries, substantially all of the assets with respect to 40 convenience stores (including retail fuel operations) from Pilot Corporation (the “Amendment No. 4 Acquisition”).

WHEREAS, the Borrower wishes to amend the Credit Agreement (a) as set forth in Section 1.1 below, subject to the conditions set forth in Section 3.1 hereof, to (i) enable the Borrower to incur new term loans in an aggregate principal amount of up to $150,000,000 (the “Amendment No. 4 Term Loans”) on the terms and conditions as set forth herein and (i) make certain other modifications to the Credit Agreement as contemplated thereby (collectively, the “Incremental Amendment”) and (b) as set forth in Section 1.3 below, subject to the conditions set forth in Section 3.2 hereof, to modify certain pricing definitions (the “Pricing Amendment”);

WHEREAS, each financial institution identified on Exhibit B hereto as an “Amendment No. 4 Term Lender” (each, an “Amendment No. 4 Term Lender”) has agreed severally, on the terms and conditions set forth herein and in the Amendment Credit Agreement, to provide a portion of the Amendment No. 4 Term Loans and to become, if not already, a Lender for all purposes under the Credit Agreement.

WHEREAS, the Borrower, the Administrative Agent, each Amendment No. 4 Term Lender and each other Lender party hereto wish to amend the Credit Agreement as set forth in Section 1 below to provide for the Amendment No. 4  Term Loans described herein.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.	Amendment to Credit Agreement.

1.1.	Incremental Amendment to Credit Agreement.

(a)          Credit Agreement.  The Credit Agreement is amended to delete the bold, red stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold, blue double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Credit Agreement attached as Exhibit A hereto.

(b)          Schedules.  Schedule 2.01 to the Credit Agreement is deleted in its entirety and replaced with Schedule 2.01 attached as Exhibit C hereto.

(c)          Exhibits.  The Lenders party hereto hereby authorize the Administrative Agent and the Borrower, without the further consent of any Lender, to make such modifications to the Exhibits to the Credit Agreement from time to time after the Amendment No. 4 Effective Date as the Administrative Agent and the Borrower shall reasonably agree to reflect the modifications to the Credit Agreement and other Loan Documents effected hereby.

1.2.	Amendment No. 4 Term Loans.

(a)          Amendment No. 4 Term Commitments.  Subject to and upon the terms and conditions set forth herein, each Amendment No. 4 Term Lender party hereto severally agrees to make, on the Amendment No. 4 Funding Date and in accordance with the applicable provisions of the Amendment Credit Agreement, a single loan in the form of a term loan to the Borrower in an amount equal to the commitment amount set forth next to such Amendment No. 4 Term Lender’s name on Exhibit B hereto under the caption “Amendment No. 4 Term Commitment” (the “Amendment No. 4 Term Commitments”).

1.3.	Pricing Amendment.

(a)          The definition of “Adjusted LIBO Rate” in Section 1.01 of the Credit Agreement is hereby amended by (i) deleting the “.” at the end thereof and (ii) inserting in its place the following phrase:

“; provided that, if the Adjusted LIBO Rate for any currency shall be less than 0.50%, such rate shall be deemed to be 0.50% for the purposes of this Agreement.”

(b)          The definition of “Interpolated Rate” in Section 1.01 of the Credit Agreement is hereby amended by (i) deleting the “.” at the end thereof and (ii) inserting in its place the following phrase:

“; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.”

(c)          Section 1.01 of the Credit Agreement is hereby amended by amending and restating the definition of “LIBO Rate” contained therein in its entirety as follows:

“ “LIBO Rate” means with respect to any Eurocurrency Borrowing for Dollars for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) (the “LIBO Screen Rate”) for the relevant currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate), or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion at approximately 11:00 a.m., London time, on the day that is two Business Days prior to the first day of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate for such currency shall be the Interpolated Rate.”

2.	Representations and Warranties. Each Loan Party hereby represents and warrants as follows as of the date hereof:

2.1.
The execution and delivery of this Amendment by each Loan Party party hereto and the performance by such Loan Party hereof are within such Loan Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action.

2.2.
No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange or any other Person are necessary for the execution, delivery or performance by any Loan Party of this Amendment or for the legality, validity or enforceability of this Amendment, except for: (i) authorizations, approvals or consents of, and filings or registrations with any Governmental Authority or any securities exchange to be effected immediately upon the execution of this Amendment and (ii) other consents, authorizations and filings that have been obtained or made and are in full force and effect or the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

2.3.
Each of this Amendment and each other Loan Document, after giving effect to the amendments pursuant to this Amendment, have been duly executed and delivered by the Loan Parties party hereto and thereto, as applicable, and constitute legal, valid and binding obligations of the Loan Parties party hereto and thereto, enforceable against such Loan Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

2.4.
The representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (it being understood and agreed that any such representation or warranty which by its terms is made as of an earlier date shall be required to be true and correct in all material respects only as such earlier date, and that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the applicable date).

3.	Amendment No. 4 Effective Date Conditions.

3.1.	The Incremental Amendment will become effective on the date (the “Amendment No. 4 Effective Date”) on which the following conditions are satisfied or waived:

3.1.1.
This Amendment shall have been executed and delivered by the Borrower and each other Loan Party, the Administrative Agent, each Amendment No. 4 Term Lender and the Lenders collectively representing the Required Lenders.

3.1.2.
The Administrative Agent shall have received the executed legal opinion of Dentons US LLP, New York and Iowa counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.  The Borrower hereby requests such counsel to deliver such opinions.

3.1.3.
The Administrative Agent shall have received all costs, fees and expenses due and payable to the Administrative Agent, the Lenders and the Arranger on or prior to the Amendment No. 4 Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

3.1.4.
The representations and warranties of the Loan Parties set forth in Section 2 of this Amendment shall be true and correct in all material respects on and as of the date of hereof (it being understood and agreed that any such representation or warranty which by its terms is made as of an earlier date shall be required to be true and correct in all material respects only as such earlier date, and that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the applicable date).

3.1.5.	Immediately after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

3.1.6.
The Administrative Agent shall have received such customary closing documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Amendment No. 4 Transactions and any other legal matters relating to the Borrower, all in form and substance reasonably satisfactory to the Administrative Agent.

3.1.7.
The Administrative Agent shall have received a certificate dated the Amendment No. 4 Effective Date and executed by a Responsible Officer of the Borrower stating that the conditions set forth in paragraphs 3.1.4 and 3.1.5 of this Section 3 are satisfied as of such date.

3.1.8.
At least three (3) Business Days prior to the Amendment No. 4 Effective Date, the Administrative Agent shall have received (i) all documentation and other information requested by the Administrative Agent (on behalf of itself or the Amendment No. 4 Term Lender) with respect to the Borrower under applicable “know your customer” and anti-money laundering rules and regulations and policies, including without limitation the Patriot Act and Proceeds of Crime Act and (ii) to the extent that the Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230, a beneficial ownership certification as contemplated thereby.

3.2.
The Pricing Amendment will not be effective until the date (the “Pricing Amendment Effective Date”) on which this Amendment shall have been executed and delivered by the Borrower and each other Loan Party, the Administrative Agent and each Lender.

4.	Consents.

4.1.
Each Amendment No. 4 Term Lender not party to the Credit Agreement prior to the Amendment No. 4 Effective Date (each such Amendment No. 4 Term Lender, a “Joining New Lender”) that executes and delivers a signature page to this Amendment hereby consents to the matters set forth in this Amendment and agrees to be bound by the provisions of this Amendment and the Amended Credit Agreement in its capacity as a Lender as if originally a party thereto.

4.2.
The Administrative Agent and the Borrower hereby consent to such Joining New Lenders and Increasing Existing Lenders incurring Amendment No. 4 Term Loan Commitments to the extent required by Section 2.19 or 9.04 of the Credit Agreement.

4.3.
Upon (i) the execution of a counterpart of this Amendment by any Joining New Lender, the Administrative Agent, the Borrower and the other Loan Parties and (ii) the delivery to the Administrative Agent of a fully executed counterpart (including by way of telecopy or other electronic transmission) hereof, such Joining New Lender shall become a Lender and an Amendment No. 4 Term Lender under the Credit Agreement, effective as of the Amendment No. 4  Effective Date.

5.	Reaffirmation.

5.1.
Each of the Loan Parties hereby expressly acknowledges the terms of this Amendment and reaffirms, as of the date hereof, the covenants and agreements contained in the Credit Agreement and each other Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated hereby.

5.2.
Each of the Loan Parties, by its signature below, hereby affirms and confirms its obligations under the Credit Agreement and each of the other Loan Documents to which it is a party, all as provided in the Loan Documents as originally executed, and acknowledges and agrees that such obligations continue in full force and effect.

6.
Amendment, Modification and Waiver.  This Amendment may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered in compliance with Section 9.02 of the Credit Agreement.

7.
Entire Agreement.  This Amendment, the Amended Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

8.
Applicable Law; Waiver of Jury Trial; Submission to Jurisdiction; Waiver of Venue; Service of Process; Etc.  The parties hereto acknowledge and agree that the provisions of Section 9.09 (Governing Law; Jurisdiction; Consent to Service of Process) and Section 9.10 (Waiver of Jury Trial) of the Credit Agreement are incorporated by reference herein, and shall apply to this Amendment as if set forth herein in full, mutatis mutandis. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

9.
Severability.  Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment (including any of the Incremental Amendment or the Pricing Amendment) shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Amendment.

10.
Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of electronic records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.
Loan Document.  On and after the Amendment No. 4 Effective Date, this Amendment shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents. This Amendment shall constitute an Additional Credit Extension Amendment as contemplated by the Credit Agreement.

12.
Effect of Amendment.  The Credit Agreement, and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect. Except as expressly set forth herein, (i) this Amendment shall not by implication or otherwise limit, impair, constitute a novation or waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent or the Collateral Agent, in each case under the Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document.  From and after the Amendment No. 4 Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement and each reference in the Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

[Signature pages to follow]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed and delivered by a duly authorized officer.

BORROWER:

CASEY’S GENERAL STORES, INC.

By:	/s/ Stephen P. Bramlage, Jr.
	Name:	Stephen P. Bramlage, Jr.
	Title:	Chief Financial Officer

Casey’s General Stores - Amendment No. 4 to Credit Agreement

ROYAL BANK OF CANADA, as Administrative Agent

By:	/s/ Helena Sadowski
	Name:	Helena Sadowski
	Title:	Manager, Agency

Casey’s General Stores - Amendment No. 4 to Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By:	/s/ John Flores
	Name:	John Flores
	Title:	Authorized Signatory

Casey’s General Stores - Amendment No. 4 to Credit Agreement

CoBank, ACB, as a Lender

By:	/s/ Kelli Cholas
	Name:	Kelli Cholas
	Title:	Assistant Corporate Secretary

Casey’s General Stores - Amendment No. 4 to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Darcy McLaren
	Name:	Darcy McLaren
	Title:	Director

Casey’s General Stores - Amendment No. 4 to Credit Agreement

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a Lender

By:	/s/ Piet Hein Knook
	Name:	Piet Hein Knook
	Title:	Vice President

By:	/s/ Shane Koonce
	Name:	Shane Koonce
	Title:	Executive Director

Casey’s General Stores - Amendment No. 4 to Credit Agreement

UMB Bank, N.A., as a Lender

By:	/s/ Cory Miller
	Name:	Cory Miller
	Title:	Senior Vice President

Casey’s General Stores - Amendment No. 4 to Credit Agreement

BMO Harris Bank, N.A., as a Lender

By:	/s/ Katherine Robinson
	Name:	Katherine Robinson
	Title:	Managing Director

Casey’s General Stores - Amendment No. 4 to Credit Agreement

Capital One, National Association, as a Lender

By:	/s/ Anuj Dhingra
	Name:	Anuj Dhingra
	Title:	Duly Authorized Signatory

Casey’s General Stores - Amendment No. 4 to Credit Agreement

CIBC Bank USA, as a Lender

By:	/s/ Kelly Barrick
	Name:	Kelly Barrick
	Title:	Managing Director

Casey’s General Stores - Amendment No. 4 to Credit Agreement

MUFG Bank, Ltd., as a Lender

By:	/s/ Katie Cunningham
	Name:	Katie Cunningham
	Title:	Director

Casey’s General Stores - Amendment No. 4 to Credit Agreement

MUFG Union Bank, N.A., as a Lender

By:	/s/ Katie Cunningham
	Name:	Katie Cunningham
	Title:	Director

Casey’s General Stores - Amendment No. 4 to Credit Agreement

Goldman Sachs Bank USA, as a Lender

By:	/s/ Mahesh Mohan
	Name:	Mahesh Mohan
	Title:	Authorized Signatory

EXHIBIT A

Amended Credit Agreement

CREDIT AGREEMENT

dated as of January 11, 2019

among

CASEY’S GENERAL STORES, INC.,
as Borrower,

The Lenders Party Hereto,

and

ROYAL BANK OF CANADA,
as Administrative Agent,

RBC CAPITAL MARKETS,1
COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,
and
WELLS FARGO SECURITIES

as Joint Lead Arrangers and Joint Bookrunners

1 RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

-i-

-ii-

-iii-

SCHEDULES:

Schedule 2.01	–	Commitments
Schedule 2.13	–	Alternative Rate of Interest – Benchmark Replacement
Schedule 3.01	–	Subsidiaries
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Benefit Plans
Schedule 6.05	–	Investments
Schedule 6.07	–	Affiliate Transactions

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B‑1	–	Form of Borrowing Request
Exhibit B‑2	–	Form of Interest Election Request
Exhibit B‑3	–	Form of Letter of Credit Issuance Request
Exhibit B‑4	–	Form of Swingline Loan Borrowing Request
Exhibit B-5	–	Form of Prepayment/Repayment Notice
Exhibit C	–	[Reserved]
Exhibit D‑1	–	Form of U.S. Tax Compliance Certificate (Foreign Lenders not Partnerships)
Exhibit D‑2	–	Form of U.S. Tax Compliance Certificate (Foreign Lenders Partnerships)
Exhibit D‑3	–	Form of U.S. Tax Compliance Certificate (Foreign Participants not Partnerships)
Exhibit D‑4	–	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit E	–	Form of Guaranty
Exhibit F	–	[Reserved]

-iv-

CREDIT AGREEMENT dated as of January 11, 2019, (this “Agreement”) among CASEY’S GENERAL STORES, INC. (the “Borrower”), the LENDERS from time to time party hereto, the ISSUING BANKS from time to time party hereto, and ROYAL BANK OF CANADA, as Administrative Agent.

The Borrower has requested that the Lenders (as hereinafter defined) provide Commitments to the Borrower in an initial aggregate amount of $300,000,000.

ARTICLE I

Definitions

SECTION 1.01.   Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity or Business” means each Person, property, business or assets acquired by the Borrower or a Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Subsidiary.

“Act” has the meaning assigned to such term in Section 9.13.

“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent, be in the form of an amendment and restatement of this Agreement) providing for any Incremental Term Loans, Extended Term Loans, Increased Commitments or Extended Revolving Commitments, which shall be consistent with the applicable provisions of this Agreement relating to Incremental Term Loans, Extended Term Loans, Increased Commitments or Extended Revolving Commitments and otherwise reasonably satisfactory to the Administrative Agent.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Eurocurrency Borrowing for such Interest Period, multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Royal Bank (including its branches and Affiliates), in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Transaction” has the meaning assigned to such term in Section 6.07.

“Agents” means the Administrative Agent and the Arranger.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Agreement Currency” has the meaning assigned to it in Section 2.21.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for Dollars for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Amendment No. 2” means that certain Amendment No. 2 to Credit Agreement, dated as of the Amendment No. 2 Effective Date, by and among the Borrower, the Lenders party thereto and the Administrative Agent.

“Amendment No. 2 Effective Date” means December 23, 2020.

“Amendment No. 2 Revolving Increase” means, effective as of the Amendment No. 2 Effective Date, the Increased Commitments which increase the Revolving Commitments by $150,000,000 to an aggregate amount of $450,000,000.

“Amendment No. 2 Term Commitment” means, as to each Amendment No. 2 Term Lender, its obligation to make an Amendment No. 2 Term Loan on the Amendment No. 2 Term Loan Funding Date pursuant to Section 2.01(b) in an aggregate amount not to exceed the amount set forth opposite such Amendment No. 2 Lender’s name on Schedule 2.01 to this Agreement under the caption “Amendment No. 2 Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Amendment No. 2 Term Commitments on the Amendment No. 2 Effective Date is $300,000,000.

“Amendment No. 2 Term Lender” means, at any time, any Lender that has an Amendment No. 2 Term Commitment or an Amendment No. 2 Term Loan at such time.

“Amendment No. 2 Term Loan” means a Loan made pursuant to Section 2.01(b).

“Amendment No. 2 Term Loan Availability Period” means the period commencing on the Amendment No. 2 Effective Date and ending on the date that is the earlier of (x) the five (5) month anniversary of the Amendment No. 2 Effective Date and (y) the date on which the aggregate Amendment No. 2 Term Commitments are reduced to zero.

“Amendment No. 2 Term Loan Funding Date” means the Business Day during the Amendment No. 2 Term Loan Availability Period on which the Amendment No. 2 Term Loans are made.

 “Amendment No. 2 Term Facility” means the Amendment No. 2 Term Commitments and the Amendment No. 2 Term Loans.

“Amendment No. 2 Term Loan Maturity Date” means January 6, 2026.

“Amendment No. 2 Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by the Borrower and its Subsidiaries in connection with the Amendment No. 2 Transactions and the transactions contemplated thereby.

“Amendment No. 2 Transactions” means, collectively, (a) the execution, delivery and performance by the Borrower of Amendment No. 2 and the funding of the Loans and the other extensions of credit thereunder on or around the Amendment No. 2 Effective Date, (b) the consummation of the Acquisition (as defined in Amendment No. 2) and the  transactions contemplated thereby, (c) the refinancing of short-term, seller debt incurred concurrently with the Acquisition, and (d) the payment of the Amendment No. 2 Transaction Costs.

“Amendment No. 4” means that certain Amendment No. 4 to Credit Agreement, dated as of the Amendment No. 4 Effective Date, by and among the Borrower, the Lenders party thereto and the Administrative Agent.

“Amendment No. 4 Effective Date” means December 13, 2021.

“Amendment No. 4 Term Commitment” means, as to each Amendment No. 4 Term Lender, its obligation to make an Amendment No. 4 Term Loan on the Amendment No. 4 Term Loan Funding Date pursuant to Section 2.01(b) in an aggregate amount not to exceed the amount set forth opposite such Amendment No. 4 Lender’s name on Schedule 2.01 to this Agreement under the caption “Amendment No. 4 Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Amendment No. 4 Term Commitments on the Amendment No. 4 Effective Date is $150,000,000.

“Amendment No. 4 Term Lender” means, at any time, any Lender that has an Amendment No. 4 Term Commitment or an Amendment No. 4 Term Loan at such time.

“Amendment No. 4 Term Loan” means a Loan made pursuant to Section 2.01(b).

“Amendment No. 4 Term Loan Availability Period” means the period commencing on the Amendment No. 4 Effective Date and ending on the date that is the earlier of (x) the three (3) month anniversary of the Amendment No. 4 Effective Date and (y) the date on which the aggregate Amendment No. 4 Term Commitments are reduced to zero.

“Amendment No. 4 Term Loan Funding Date” means the Business Day during the Amendment No. 4 Term Loan Availability Period on which the Amendment No. 4 Term Loans are made.

“Amendment No. 4 Term Facility” means the Amendment No. 4 Term Commitments and the Amendment No. 4 Term Loans.

“Amendment No. 4 Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by the Borrower and its Subsidiaries in connection with the Amendment No. 4 Transactions and the transactions contemplated thereby.

“Amendment No. 4 Transactions” means, collectively, (a) the execution, delivery and performance by the Borrower of Amendment No. 4 and the funding of the Loans and the other extensions of credit thereunder on or around the Amendment No. 4 Effective Date, (b) the consummation of the Amendment No. 4 Acquisition (as defined in Amendment No. 4) and the  transactions contemplated thereby, and (c) the payment of the Amendment No. 4 Transaction Costs.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption or money laundering, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Applicable Creditor” has the meaning assigned to it in Section 2.21.

“Applicable Participants” means with respect to any Swingline Loan or Letter of Credit, the Lenders.

“Applicable Percentage” means, at any time, (a) with respect to Revolving Commitments of any Class, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments; provided that in the case of Section 2.22 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage equal to a fraction the numerator of which is the amount of such Lender’s Revolving Commitment, and the denominator of which is the aggregate Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) and (b) with respect to the Term Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans of such Class and the denominator of which is the aggregate outstanding amount of the Term Loans of such Class.  If the Revolving Commitments have terminated or expired, the Applicable Percentages of the Lenders shall be determined based upon the Revolving Commitments most-recently in effect, giving effect to any assignments of Revolving Loans, LC Exposures and Swingline Exposures and to any Lender’s status as a Defaulting Lender that occur after such termination or expiration.

“Applicable Rate” means (i) with respect to Revolving Loans, Swingline Loans and facility fees with respect to the Revolving Facility, the applicable rate determined as follows based on the Consolidated Leverage Ratio:

Pricing Level	Consolidated Leverage Ratio	Facility Fee	Applicable Rate for Eurocurrency Loans	Applicable Rate for ABR Loans
1	< 2.00:1.00	0.20%	1.05%	0.05%
2	< 2.50:1.00 but > 2.00:1.00	0.25%	1.25%	0.25%
3	< 3.00:1.00 but > 2.50:1.00	0.30%	1.45%	0.45%
4	< 3.50:1.00 but > 3.00:1.00	0.35%	1.65%	0.65%
5	> 3.50:1.00	0.40%	1.85%	0.85%

and (ii) with respect to Amendment No. 2 Term Loans and Amendment No. 4 Term Loans, as applicable, and facility fees with respect to the Amendment No. 2 Term Facility and the Amendment No. 4 Term Facility, as applicable, the applicable rate determined as follows based on the Consolidated Leverage Ratio:

Pricing Level	Consolidated Leverage Ratio	Facility Fee	Applicable Rate for Eurocurrency Loans	Applicable Rate for ABR Loans
1	< 2.00:1.00	0.20%	1.55%	0.20%
2	< 2.50:1.00 but > 2.00:1.00	0.25%	1.75%	0.75%
3	< 3.00:1.00 but > 2.50:1.00	0.30%	1.95%	0.95%
4	< 3.50:1.00 but > 3.00:1.00	0.35%	2.275%	1.275%
5	> 3.50:1.00	0.40%	2.60%	1.60%

From the Amendment No. 2 Effective Date until the first date thereafter on which financial statements have been delivered pursuant to Section 5.01(a) or (b), the Applicable Rate and facility fee shall be determined based on “Pricing Level 2” in the grid set forth above.  From the Amendment No. 4 Effective Date until the first date thereafter on which financial statements have been delivered pursuant to Section 5.01(a) or (b), the Applicable Rate and facility fee shall be determined based on “Pricing Level 2” in the grid set forth above.  Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date the applicable financial statements are delivered pursuant to Section 5.01(a) or (b), as applicable; provided, however, that “Pricing Level 5” shall apply without regard to the Consolidated Leverage Ratio (i) at any time after the date on which any annual or quarterly financial statements were required to have been delivered pursuant to Section 5.01(a) or (b) but were not so delivered, commencing with the first Business Day immediately following such required date of delivery and continuing until the first Business Day immediately following the date on which such financial statement are delivered or (ii) at all times when an Event of Default shall have occurred and be continuing.  If it is subsequently determined that the Consolidated Leverage Ratio certified to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Rate or facility fee that is less than that which would have been applicable had the Consolidated Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Rate” or “facility fee”, as applicable, for any day occurring within the period covered by such applicable period shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Consolidated Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to Sections 2.11 and 2.12 as a result of the miscalculation of the Consolidated Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Sections 2.11 or 2.12, as applicable, at the time the interest or fees for such period were required to be paid pursuant to said Section (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.12 (other than Section 2.12(c)), in accordance with the terms of this Agreement); provided that, notwithstanding the foregoing, so long as an Event of Default has not occurred, such shortfall shall be due and payable five (5) Business Days following the determination described above.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arrangers” means Royal Bank of Canada, Coöperatieve Rabobank U.A., New York Branch and Wells Fargo Securities, in their respective capacities as joint lead arrangers and joint bookrunners for this Agreement.

“Asset Sale” means any Disposition of Property or series of related Dispositions of Property pursuant to clause (j) (if applicable) or clause (l) (if applicable) of Section 6.11.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04 of this Agreement), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assignment Tax” has the meaning assigned to it in the definition of “Other Taxes.”

“Augmenting Lender” has the meaning assigned to such term in Section 2.19.

“Availability Limit” means, on any date occurring during a Collateral/Covenant Period, the aggregate principal amount of Commitments and Term Loans that, when taken together (without duplication) with the aggregate principal amount of all Priority Debt of the Borrower and its Subsidiaries then outstanding, would not exceed 20% of Consolidated Net Worth (determined as of the last day of the most recently ended four fiscal quarter period of the Borrower for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b)).

“Availability Period” means, with respect to any Revolving Facility, the period from and including the Closing Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments under such Revolving Facility in accordance with the provisions of this Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, and any successor thereto.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“board of directors” means:

(a)          with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)          with respect to a partnership, the board of directors of the general partner of the partnership;

(c)          with respect to a limited liability company, the managing member or members or any controlling committee of managers or members thereof or any board or committee serving a similar management function; and

(d)         with respect to any other Person, the individual or board or committee of such Person serving a management function similar to those described in clauses (a), (b) or (c) of this definition.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means (a) Revolving Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) Term Loans of a single Class made on the same day and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan of the same Class.

“Borrowing Minimum” means $5,000,000.

“Borrowing Multiple” means $1,000,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations as of any date shall be the capitalized amount thereof determined in accordance with GAAP that would appear on a balance sheet of such Person prepared as of such date.

“Cash Equivalents” means

(a)          Dollars or money in other currencies received in the ordinary course of business;

(b)         securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed or insured by the United States federal government or any agency thereof;

(c)          securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(d)         demand deposit, certificates of deposit and time deposits with maturities of one (1) year or less from the date of acquisition and overnight bank deposits of any commercial bank, supranational bank or trust company having capital and surplus in excess of $500,000,000;

(e)          repurchase obligations with respect to securities of the types (but not necessarily maturity) described in clauses (b) and (c) above, having a term of not more than ninety (90) days, of banks (or bank holding companies) or subsidiaries of such banks (or bank holding companies) and non-bank broker-dealers listed on the Federal Reserve Bank of New York’s list of primary and other reporting dealers (“Repo Counterparties”) which Repo Counterparties have capital, surplus and undivided profits aggregating in excess of $500,000,000 (or the foreign equivalent thereof) and which Repo Counterparties or their parents (if the Repo Counterparties are not rated) will at the time of the transaction be rated A‑1 by S&P (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization;

(f)          commercial paper rated at least A‑1 or the equivalent thereof by S&P or P‑1 or the equivalent thereof by Moody’s and in either case maturing within one (1) year after the day of acquisition;

(g)          short-term marketable securities of comparable credit quality to those described in clauses (a) through (f) above; and

(h)          shares of money market mutual or similar funds that invest at least 95% in assets satisfying the requirements of clauses (a) through (g) of this definition.

“Cash Management Bank” means any Person that is the Administrative Agent, a Lender or an Affiliate of a Lender (i) on the Closing Date or at the time it enters into an agreement with the Borrower or any Subsidiary with respect to Cash Management Obligations or (ii) at the time the Borrower notifies the Administrative Agent that such Person and its Affiliates are “Cash Management Banks” hereunder.

“Cash Management Obligations” means obligations owed by the Borrower or any Subsidiary to any Cash Management Bank in respect of any overdraft and related liabilities arising from treasury, depository and cash management services, any automated clearing house transfers of funds or any commercial cards (“card obligations”).

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any Property.

“Change in Control” means the occurrence of any of the following events:

(a)         any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing 35% or more of the voting power of the total outstanding voting stock of the Borrower;

(b)        the Borrower consolidates with or merges with or into another Person or another Person merges with or into the Borrower, or all or substantially all the assets of the Borrower and the Subsidiaries, taken as a whole, are transferred to another Person, and, in the case of any such merger or consolidation, the securities of the Borrower that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the voting stock of the Borrower are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person (the “Surviving Person”) that represent immediately after such transaction, at least a majority of the aggregate voting power of the voting stock of the Surviving Person or of the Person of which such Surviving Person is a direct or indirect wholly owned Subsidiary (the “Ultimate Parent”); or

(c)          the Borrower liquidates or dissolves or the stockholders of the Borrower adopt a plan of liquidation or dissolution.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 9.14.

“Class,” when used in reference to (i) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Amendment No. 2 Term Loans, Amendment No. 4 Term Loans, Incremental Term Loans of any series or Extended Term Loans of any series and (ii) any Commitment, refers to whether such Commitment is a Revolving Commitment, Extended Revolving Commitment, Amendment No. 2 Term Commitment, Amendment No. 4 Term Commitment or a commitment in respect of Incremental Term Loans.

“Closing Date” means January 11, 2019.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.

“Collateral Documents” means the Pledge and Security Agreement and each other document that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral/Covenant Event” means that any of the following shall have occurred: (i) [reserved], (ii) [reserved], or (iii) the Borrower or any of its Subsidiaries are required to provide Liens to secure the Obligations pursuant to Section 6.13

“Collateral/Covenant Period” means each period commencing on the date of a Collateral/Covenant Event and ending on the first date that (i) such Collateral/Covenant Event ceases to exist and (ii) no Default or Event of Default is then continuing.

 “Collateral/Covenant Suspension Period” means any period that does not include any portion of a Collateral/Covenant Period.

“Commitment” means a Revolving Commitment, Extended Revolving Commitment, Amendment No. 2 Term Commitment or Amendment No. ~~2~~4 Term Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in calculating Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) all provisions for federal, state and other income taxes, (iii) depreciation and amortization expense, including amortization of goodwill and other intangible assets, and (iv) non-cash stock option expense, in each case determined on a consolidated basis in accordance with GAAP.  If, during the period for which Consolidated EBITDA is being calculated, the Borrower or any Subsidiary has acquired one or more Persons (or the assets thereof), or made any Disposition, in any transaction or group of related transactions, which acquisition or Disposition, as the case may be, the Borrower is required to disclose in the Borrower’s financial statements pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Consolidated EBITDA shall be calculated on a pro forma basis as if the transaction or transactions had occurred on the first day of such period.

“Consolidated Interest Expense” means, for any period, the consolidated interest expense of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Total Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Net Income” means, for any period, the net income (or deficit) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but excluding in any event (a) any extraordinary, unusual or nonrecurring gain or loss (net of any tax effect) or any gain or loss from discontinued operations and (b) net earnings of any Person (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Borrower or such Subsidiary in the form of cash distributions.

“Consolidated Net Worth” means, as of any date, the consolidated shareholders’ equity of the Borrower and its Subsidiaries as of such date determined in accordance with GAAP.

“Consolidated Subsidiaries” means Subsidiaries that would be consolidated with the Borrower in accordance with GAAP.

“Consolidated Total Assets” means, as of any date, the assets and properties of the Borrower and its Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means as of any date (i) all Indebtedness of the Borrower and its Subsidiaries as of such date, including current maturities of such obligations, determined on a consolidated basis in accordance with GAAP, minus (ii) the lesser of (x) $50,000,000 and (y) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries as of such date.

“Control” means, with respect to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Corporate Ratings” means (i) the Borrower’s corporate credit rating from S&P and (ii) the Borrower’s corporate family rating from Moody’s, or, in each case, an equivalent rating by any other Rating Agency.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Default” means any event or condition, which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with (i) any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or (ii) its funding obligations generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has become the subject of a Bail-In Action.

“Designated Person List” has the meaning assigned to it in the definition of “Eligible Assignee.”

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration, cancellation, termination or cash collateralization of any Letters of Credit in accordance with the terms hereof), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if the Borrower has the option to pay such dividends solely in Qualified Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Amendment No. 2 Term Loan Maturity Date; provided that only the portion of such Equity Interest that is required to be redeemed, is so redeemable or is so convertible at the option of the holder thereof before such date will be deemed to be Disqualified Equity Interests.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the Laws of the United States of America, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) in the case of the Revolving Loan and Revolving Commitments, a Lender under the Revolving Facility or an Affiliate of a Lender under the Revolving Facility that is customarily engaged in the business of extending credit or investing in bank loans, (b) in the case of the Term Loans, the Amendment No. 2 Term Commitments and the Amendment No. ~~2~~4 Term Commitments, (i) a Lender, (ii) an Affiliate of a Lender that is customarily engaged in the business of extending credit or investing in bank loans or (iii) an Approved Fund of a Lender and (c) any financial company or financial institution that extends credit or invests in bank loans as one of its businesses approved (each such approval not to be unreasonably withheld or delayed) by (A) the Administrative Agent, (B) in the case of the Revolving Commitments under any Revolving Facility, the Swingline Lender and each applicable Issuing Bank under such Revolving Facility and (C) unless an Event of Default has occurred and is continuing, the Borrower; provided that (1) it shall be deemed to be reasonable for the Borrower to withhold consent to Persons that are competitors of the Borrower and its Subsidiaries or any such Person’s Affiliates other than bona fide debt fund affiliates (any such Persons, “Designated Persons”) and (2) notwithstanding clause (C) of this definition, during the continuation of an Event of Default, the Borrower’s consent shall be required for an assignment to a Designated Person and such Designated Persons reasonably identifiable Affiliates (other than bona fide debt fund affiliates), in each case solely to the extent that such Designated Person is included on the list of Designated Persons (such list, the “Designated Person List”) that has been previously sent to the Administrative Agent prior to the date that the relevant trade has been entered into.  The Administrative Agent shall (a) post the Designated Person List provided by the Borrower and any updates thereto from time to time on the Platform to “public siders” and/or “private siders,” provided, that no such updates pursuant to this clause (a) shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Designated Persons, (b) provide the Designated Person List to each Lender requesting the same, and/or (c) provide the Designated Person List to any potential assignee under Section 9.04(b) requesting the same (but solely to the extent that such potential assignee is subject to customary confidentiality obligations relating to the Designated Person List); provided, however, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions relating to the Designated Person List.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Engagement Letter” means the letter agreement, dated as of October 26, 2018, by and among Borrower and Royal Bank, in its capacity as Arranger.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effect of Hazardous Materials or the environment on health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the occurrence with respect to any Plan of a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan pursuant to Sections 4041(c) or 4042 of ERISA; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” or “€” refers to the currency constituted by the Treaty on the European Union and as referred to in the EMU Legislation.

“Eurocurrency,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“European Union” means the region comprised of member states of the European Union pursuant to the Treaty establishing the European Community (signed in Rome on 25 March 1967) as amended by the Treaty on the European Union (signed in Maastricht on 7 February 1992).  For the avoidance of doubt, the United Kingdom shall be deemed to be a member state of the European Union for purposes of this Agreement.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on (or measured by) its net income and franchise Taxes, in each case, imposed by a jurisdiction as a result of such recipient being organized in or having its principal office or applicable lending office in, such jurisdiction, or as a result of any other present or former connection between such recipient and such jurisdiction, other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents, (b) any branch profits taxes under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in (a), (c) in the case of a Lender, any U.S. federal withholding tax that is imposed pursuant to a Law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding tax pursuant to Section 2.16(a), (d) any withholding tax attributable to a Lender’s failure to comply with Section 2.16(e), (e) any Tax imposed pursuant to current Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations promulgated thereunder or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any intergovernmental agreement implementing the foregoing and any related laws, regulations or official administrative practices implementing the foregoing and (f) any interest, additions to Taxes and penalties with respect to any Taxes described in clauses (a) through (e) of this definition.

“Extended Revolving Commitments” means revolving credit commitments established pursuant to Section 2.20 that are substantially identical to the Revolving Commitments except that such Revolving Commitments may have a later maturity date and different provisions with respect to interest rates and fees than those applicable to the Revolving Commitments.

“Extended Term Loans” means term loans established pursuant to Section 2.20 that are substantially identical to the applicable Term Loans except that such Term Loans may have a later maturity date and different provisions with respect to interest rates and fees than those applicable to the applicable Term loans.

“Facility” means each of the Revolving Facility and each Term Facility.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Borrower), including reliance on the most recent real property tax bill or assessment in the case of real property.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided, further, that, if negative, such rate shall be deemed to be 0.00%.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and any group or body charged with setting regulatory capital rules or standards (including, without limitation, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)          to purchase such Indebtedness or obligation or any property constituting security therefor;

(b)          to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

(c)          to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

(d)          otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guarantee, the Indebtedness or other obligations that are the subject of such Guarantee shall be assumed to be direct obligations of such obligor.

“Guarantors” each Subsidiary that from time to time is a party to the Guaranty, pursuant to Section 5.09 or otherwise.

“Guaranty” means a guaranty executed by each of the Guarantors, and substantially in the form attached as Exhibit E attached hereto.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as “hazardous” or “toxic,” or as a “pollutant” or a “contaminant,” pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender, the Administrative Agent or an Affiliate of a Lender (i) on the Closing Date or at the time it enters into a Swap Agreement with the Borrower or any Subsidiary (regardless of whether such Person subsequently ceases to be the Administrative Agent, a Lender or an Affiliate of a Lender) or (ii) at the time the Borrower notifies the Administrative Agent that such Person and its Affiliates are “Hedge Banks” hereunder.

 “Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”

“Increased Commitments” has the meaning assigned to such term in Section 2.19.

“Increasing Lender” has the meaning assigned to such term in Section 2.19.

“Incremental Basket Amount” has the meaning assigned to such term in Section 2.19(a).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.19.

“Incumbent Directors” has the meaning assigned to it in the definition of “Change in Control.”

“Indebtedness” means, with respect to any Person means, at any time, without duplication:

(a)          its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Disqualified Equity Interests;

(b)          its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)          (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Lease Obligations and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Lease Obligations;

(d)         all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)         all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)          the aggregate Swap Termination Value of all Swap Agreements of such Person; and

(g)          any Guarantee of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 9.03(b).

“Information” has the meaning specified in Section 9.12.

“Initial Investing Person” has the meaning assigned to it in the definition of “Investment.”

“Intercreditor Agreement” means one or more intercreditor agreements each in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders; provided that a form of intercreditor agreement shall be deemed to be acceptable to the Lenders without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date on which such form of intercreditor agreement is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such form of intercreditor agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months, or any other period as may be agreed to by the Administrative Agent and all applicable Lenders, thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Investing Person” has the meaning assigned to it in the definition of “Investment.”

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:  (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for the applicable currency that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period for which that LIBO Screen Rate is available for the applicable currency that exceeds the Impacted Interest Period, in each case, at such time.

“Invested Amount” has the meaning assigned to it in the definition of “Investment.”

“Investment” means, as to any Person, any acquisition of, or investment by such Person in, any other Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee of monetary obligations of, assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that “Investments” shall not include intercompany current liabilities and advances incurred in the ordinary course of business.  For purposes of Section 6.05, (i) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, and (ii) in the event the Borrower or any Subsidiary (an “Initial Investing Person”) transfers an amount of cash or other Property (the “Invested Amount”) for purposes of permitting the Borrower or one or more other Subsidiaries to ultimately make an Investment of the Invested Amount in the Borrower, any Subsidiary or any other Person (the Person in which such Investment is ultimately made, the “Subject Person”) through a series of substantially concurrent intermediate transfers of the Invested Amount to the Borrower or one or more other Subsidiaries other than the Subject Person (each, an “Intermediate Investing Person”), including through the incurrence or repayment of intercompany Indebtedness, capital contributions or redemptions of Equity Interests, then, for all purposes of Section 6.05, any transfers of the Invested Amount to Intermediate Investing Persons in connection therewith shall be disregarded and such transaction, taken as a whole, shall be deemed to have been solely an Investment of the Invested Amount by the Initial Investing Person in the Subject Person and not an Investment in any Intermediate Investing Person.

“Investment Grade Rating” means (i) the Borrower’s  corporate credit rating is equal to or higher than BBB‑ (with a stable or better outlook) (or the equivalent) by S&P and (ii) the Borrower’s  corporate family rating is equal to or higher than Baa3 (with a stable or better outlook) (or the equivalent) by Moody’s, or, if S&P or Moody’s cease to provide ratings, an equivalent rating by any replaced Rating Agency, in each case with a stable or better outlook.

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means (i) each Person party hereto with an LC Commitment and (ii) each other Person that becomes an Issuing Bank in accordance with Section 2.05(i), in each case in its capacity as an issuer of Letters of Credit hereunder, and any successors in such capacity as provided in Section 2.05(i).

“Judgment Currency” has the meaning assigned to it in Section 2.21.

 “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“LC Commitment” means, with respect to each Issuing Bank, the commitment, if any, of such Issuing Bank to issue Letters of Credit as indicated on Schedule 2.01, as such commitment may be reduced or increased from time to time pursuant to Section 2.05(i).  The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.01, or shall be set forth in the assignment or joinder documentation pursuant to which such Issuing Bank shall have assumed its LC Commitment, as the case may be.  The initial aggregate amount of the Issuing Banks’ LC Commitments on the Closing Date is equal to the LC Exposure Sublimit.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.  The amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“LC Exposure Sublimit” means $30,000,000.

“Lenders” means the Persons listed on Schedule 2.01 to this Agreement and any other Person that shall have become a Lender hereunder pursuant to Section 2.19 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued or deemed issued pursuant to this Agreement provided that any letters of credit issued hereunder by Royal Bank, in its capacity as an Issuing Bank, will only be standby letters of credit.

“LIBO Rate” means with respect to any Eurocurrency Borrowing for Dollars for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) (the “LIBO Screen Rate”) for the relevant currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate), or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion at approximately 11:00 a.m., London time, on the day that is two Business Days prior to the first day of such Interest Period; provided that if the LIBO Screen Rate for any currency shall be less than 0.75%, such rate shall be deemed to be 0.75% for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate for such currency shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBO Rate.”

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement (or any capital lease having substantially the same economic effect as any of the foregoing) relating to such asset.

 “Loan Documents” means this Agreement, the Guaranty (if effective), the Collateral Documents (if any), each Intercreditor Agreement (if effective), any promissory notes executed and delivered pursuant to Section 2.09(e), and any amendments, waivers, supplements or other modifications to any of the foregoing.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means (a) local time in New York City, with respect to the times for the receipt and sending of notices by and to, and the disbursement by or payment to, the Administrative Agent, any Lender or any Issuing Bank; (b) local time in London, England, with respect to the times for the determination of “LIBO Rate”; (c) local time at the place of determination, if such local time as of such place for determination is specified herein; and (d) in all other circumstances, New York, New York time.

“Material Acquisition” means any acquisition or similar Investment permitted pursuant to the terms of this Agreement and having consideration in excess of $100,000,000 including, without limitation, the Acquisition (as defined in the Amendment No. 2) and the Amendment No. 4 Acquisition (as defined in Amendment No. 4).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means (a) Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $25,000,000 and (b) all or any portion of the Privately Placed Notes and any Permitted Refinancing Indebtedness in respect thereof.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary (or group of Subsidiaries as to which a specified condition applies) that would be a “significant subsidiary” under Rule 1‑02(w) of Regulation S‑X.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a)          with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Subsidiary, an amount equal to (i) the sum of the cash received in connection with such incurrence or issuance less (ii) the attorneys’ fees, investment banking fees, accountants’ fees, underwriting or other discounts, commissions, costs and other fees, transfer and similar taxes and other out-of-pocket expenses actually incurred by the Borrower or such Subsidiary in connection with such incurrence or issuance;

(b)        with respect to any Asset Sale, the proceeds thereof in the form of cash, cash equivalents (including Cash Equivalents) and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non cash consideration received in connection therewith or otherwise, but only as and when received) received by the Borrower or any Subsidiary (including cash proceeds subsequently received (as and when received by the Borrower or any s Subsidiary) in respect of non cash consideration initially received) net of, without duplication, (i) fees and expenses (including brokers’ fees or commissions, discounts, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any payments or payable amounts under tax sharing arrangements permitted under the Loan Documents) (provided that, to the extent and at the time that any such taxes are no longer required to be paid or payable, such amounts shall then constitute Net Cash Proceeds)), (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations, earn out obligations or purchase price adjustments associated with such Asset Sale or (y) any other liabilities retained or payable by the Borrower or any Subsidiary associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve (other than in connection with the payment of such liability), such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties and other than any Indebtedness that is secured by a Lien that ranks pari passu with or junior to the Liens securing the Obligations) and (iv) the Borrower’s good faith estimate of the amount of payments required to be made with respect to retained liabilities relating to the properties sold within 360 days of such Asset Sale; provided that to the extent such cash proceeds are not used to make payments in respect of such retained liabilities within 360 days after such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds; and

(c)         with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by, or on behalf of, the Borrower or any Subsidiary in respect thereof, net of debt secured by the asset the subject of the Casualty Event (other than any Indebtedness that is secured by a Lien that ranks pari passu with or junior to the Liens securing the Obligations), all costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event (including, in respect of any such Casualty Event, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any payments or payable amounts under tax sharing arrangements permitted under the Loan Documents); provided that, to the extent and at the time that any such taxes are no longer required to be paid or payable, such amounts shall then constitute Net Cash Proceeds).

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.18(b).

“Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and other monetary obligations of any of the Borrower and its Subsidiaries to any of the Issuing Banks, the Lenders, their Affiliates, the Administrative Agent, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article III and Hedge Banks, individually or collectively (direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured), arising or incurred under this Agreement or any of the other Loan Documents or any Secured Hedge Agreement (excluding with respect to any Loan Party, Excluded Swap Obligations of such Loan Party) (including under any of the Loans made or reimbursement or other monetary obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof) and all Cash Management Obligations, in each case whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding).

“OFAC” has the meaning assigned to such term in Section 9.04.

“Operating Account” means the deposit account of the Borrower identified to the Administrative Agent from time to time as the “Operating Account” for purposes of this Agreement.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, any such Tax imposed as a result of an assignment (other than an assignment made at the request of the Borrower pursuant to Section 2.18) by a Lender (an “Assignment Tax”), except to the extent such Assignment Tax is imposed as a result of the assignor or assignee being organized in or having its principal office or applicable lending office in the taxing jurisdiction, or as a result of any other present or former connection between the assignor or assignee and the taxing jurisdiction, other than a connection arising from having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents.

“Participant” has the meaning set forth in Section 9.04(c)(i).

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Loan Parties in a form reasonably satisfactory to the Administrative Agent, as the same may be supplemented from time to time.

“Permitted Encumbrances” means:

(a)         Liens imposed by law for Taxes, assessments or other governmental charges that (i) are not yet due and payable or (ii) are being contested in compliance with Section 5.04;

(b)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

(c)         (i) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (including to support letters of credit or bank guarantees) and (ii) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to the Borrower or any Subsidiary;

(d)         Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, customs, appeal and replevin bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(e)         Liens in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;

(f)       easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, oil and gas leases, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)         any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(h)        Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(i)          Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business; and

(j)        Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

provided that, except as expressly set forth in this definition, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Refinancing Indebtedness” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension, (b) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the earlier of (or, solely in the case of the Privately Placed Notes, the later of) (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed or extended and (y) the date which is 91 days after the Amendment No. 2 Term Loan  Maturity Date or, in the case of Permitted Refinancing Indebtedness secured by a first priority lien, the Amendment No. 2 Term Loan  Maturity Date, (c) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal or extension has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders (in the good faith determination of the Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended and (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is secured by Liens, then any Liens securing the modified, refinanced, refunded, renewed or extended Indebtedness do not have a higher priority compared to the Liens securing the Obligations than the Liens securing the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that the requirements set forth in clauses (b) and (c) above shall not apply to any Indebtedness consisting of a customary bridge facility so long as such bridge facility automatically converts into long-term Indebtedness that satisfies the requirements of such clauses (b) and (c).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge and Security Agreement” means one or more pledge and/or security agreements each in form and substance reasonably acceptable to the Administrative Agent.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Royal Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority Debt” means, as of any date, the sum (without duplication) of (i) Indebtedness of the Borrower and its Subsidiaries secured by Liens of the type permitted by Sections 6.02(b), (d), (e) or (s) (in each case, assuming for this purpose that a Collateral/Covenant Period is in effect), (ii) outstanding Indebtedness of Subsidiaries of the Borrower that are not Loan Parties and (iii) any Indebtedness not described in the foregoing clauses (i) or (ii) and constituting “priority debt” (or any comparable term) under the documentation governing any of the Privately Placed Notes.

“Privately Placed Notes” means, collectively, the Borrower’s (a) 3.67% Senior Notes, Series A due June 15, 2028, (b) 3.75% Senior Notes, Series B due December 18, 2028, (c) 3.65% Senior Notes, Series C due May 2, 2031, (d) 3.72% Senior Notes, Series D due October 28, 2031, (e) 3.51% Senior Notes, Series E due June 13, 2025, (f) 3.77% Senior Notes, Series F due August 22, 2028, (g) 2.85% Senior Notes, Series G due August 7, 2030, and (h) 2.96% Senior Notes, Series H due August 6, 2032.

“Pro Forma Adjustment” means, for any applicable period of measurement with respect to the Consolidated EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Consolidated EBITDA that is (i) consistent with Regulation S‑X or (ii) otherwise permitted by the definition of “Consolidated EBITDA”; provided that any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in such Consolidated EBITDA for such period of measurement.

“Pro Forma Basis” means with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions reasonably related thereto shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant:  (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (i) in the case of a Disposition described in the definition of “Specified Transaction,” shall be excluded, and (ii) in the case of an acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Public Lender” has the meaning assigned to it in Section 5.01.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a corporate family or corporate credit rating on the Borrower publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower and reasonably satisfactory to the Administrative Agent, which shall be substituted for Moody’s or S&P or both, as the case may be.

“Refinanced Revolving Loans” has the meaning assigned to such term in Section 9.02(b).

“Refinanced Term Loans” has the meaning assigned to such term in Section 9.02(b).

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Regulation S‑X” means Regulation S‑X under the Securities Act of 1933, as amended.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and controlling Persons of such Person.

“Replacement Revolving Loans” has the meaning assigned to such term in Section 9.02(b).

“Repo Counterparties” has the meaning assigned to it in the definition of “Cash Equivalents.”

“Required Facility Lenders” means, with respect to any Facility, at any time, Lenders having Credit Exposure and unused Commitments in respect of such Facility representing more than 50% of the sum of the total Credit Exposure and unused Commitments in respect of such Facility at such time.

“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Exposures and unused Revolving Commitments at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property (other than Qualified Equity Interests)) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property (other than Qualified Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment, if any, of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans, expressed as an amount representing the maximum possible aggregate amount of such Revolving Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) increased from time to time pursuant to Section 2.19.  The amount of each Revolving Lender’s Revolving Commitment on the Amendment No. 2 Effective Date is set forth on Schedule 2.01 of this Agreement, or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Revolving Commitment, as the case may be.  The aggregate amount of the Revolving Lenders’ Revolving Commitments on the Amendment No. 2 Effective Date is $450,000,000.

“Revolving Credit Maturity Date” means January 11, 2024.

“Revolving Exposure” means, at any time, the sum of (a) the amount of the Revolving Loans outstanding at such time, (b) the LC Exposure at such time and (c) the Swingline Exposure at such time.  The Revolving Exposure of any Lender at any time shall be its Applicable Percentage of the Revolving Exposure at such time.

“Revolving Facility” means the Revolving Commitments and the extension of Revolving Loans.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“Royal Bank” means Royal Bank of Canada, in its individual capacity.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, itself the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, or by the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” means, economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, in each case, to the extent applicable to the Borrower and its Subsidiaries.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Agreement that is entered into by and between the Borrower or any Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Issuing Banks, the Lenders, the Hedge Banks, the Cash Management Banks and any Affiliate of a Lender to which Obligations are owed, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article VIII.

“series” means, with respect to any Extended Term Loans, Incremental Term Loans or other Indebtedness of any Class hereunder, all such Indebtedness that have the same maturity date, amortization and interest rate provisions and that are designated as part of such “series” pursuant to the applicable Additional Credit Extension Amendment.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Domestic Subsidiary” means any wholly owned Domestic Subsidiary of the Borrower formed or acquired after the Closing Date other than (i) any Domestic Subsidiary that is a subsidiary of a Foreign Subsidiary of a Domestic Subsidiary, (ii) any Domestic Subsidiary that has no material assets other than Equity Interests or Indebtedness of one or more Foreign Subsidiaries, (iii) any Domestic Subsidiary that on a consolidated basis with its Subsidiaries did not have consolidated revenues in excess of 1% of the Borrower’s consolidated revenues for the most recently ended four fiscal quarter period of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and did not have consolidated total assets in excess of 1% of Consolidated Total Assets as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered on or prior to the Closing Date or pursuant to Section 5.01(a) or (b), (iv) any Domestic Subsidiary that is prohibited by Law or contractual obligations existing on the Closing Date or on the date such Person becomes a Subsidiary (and not created in anticipation thereof) from providing a Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization to provide such Guaranty, unless such consent, approval, license or authorization has been obtained and (v) any Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost of providing a Guaranty shall outweigh the benefits to the Lenders to be afforded thereby; provided that upon any wholly owned Domestic Subsidiary ceasing to meet the criteria for exclusion pursuant to each of clauses (i) through (v) above, the Borrower shall be deemed to have acquired a Specified Domestic Subsidiary at such time and shall cause such Domestic Subsidiary to comply with the applicable provisions of Section 5.09; provided, further, that, notwithstanding anything herein to the contrary, any Domestic Subsidiary of the Borrower that is an obligor or guarantor in respect of any other Material Indebtedness of the Borrower shall be deemed to be a Specified Domestic Subsidiary hereunder.

“Specified Transaction” means, with respect to any Test Period, any of the following events occurring after the first day of such Test Period and on or prior to the applicable date of determination:  (i) any Investment by the Borrower or any Subsidiary (x) in any Person (including in connection with an acquisition), other than a Person that was a wholly-owned Subsidiary on the first day of such period or (y) pursuant to Section 6.05(i), (ii) any Asset Sale or Casualty Event, (iii) any Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower owned by the Borrower or any of its Subsidiaries or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, (iv) any incurrence or repayment of Indebtedness (in each case, other than Revolving Loans, Swingline Loans and borrowings and repayments of Indebtedness in the ordinary course of business under revolving credit facilities except to the extent there is a reduction in the related Revolving Commitments or other revolving credit commitment), (v) any Restricted Payment and (vi) any other transaction that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal.  Such reserve percentages shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board.  Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subject Person” has the meaning assigned to it in the definition of “Investment.”

“Subordinated Indebtedness” means Indebtedness of any Loan Party that is expressly subordinated in right of payment to such Loan Party’s payment obligations under the Loan Documents.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Surviving Person” has the meaning assigned to it in the definition of “Change in Control.”

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreement, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Royal Bank, in its capacity as lender of Swingline Loans hereunder, or any successor swingline lender hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Loan Sublimit” means $30,000,000.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for United States federal income tax purposes, other than any such lease under which such Person is the lessor.

“Tax Indemnitee” has the meaning provided in Section 2.16(c).

“Taxes” means any and all present or future taxes, levies, imposts, duties, assessments or withholdings and similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means the Amendment No. 2 Term Facility, the Amendment No. 4 Term Facility and other credit facility consisting of Incremental Term Loans or Extended Term Loans hereunder.

“Term Loans” means the Amendment No. 2 Term Loans, the Amendment No. 4 Term Loans, the Incremental Term Loans of each series and the Extended Term Loans of each series, collectively.

“Test Period” means the period of four fiscal quarters of the Borrower ending on a specified date.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents and related transactions and the payment of fees and expenses in connection with the foregoing.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Ultimate Parent” has the meaning assigned to it in the definition of “Change in Control.”

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.

“U.S. Tax Compliance Certificate” has the meaning provided in Section 2.16(e)(2)(C).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“wholly owned” means, with respect to a subsidiary of a Person, a subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.   Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03.   Terms Generally.  Unless separate definitions are provided for the singular and plural forms of a specified term, the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  A Letter of Credit shall be deemed at a particular time to be “outstanding,” and not to have “terminated,” in each case regardless of the expiration date of the Letter of Credit, if (i) a presentation made at such time under such Letter of Credit would be required to be honored if otherwise made in accordance with the terms and conditions of such Letter of Credit, or (ii) a presentation made on or before the latest date for presentation under such Letter of Credit has not yet been honored and under the applicable letter of credit practice rules or applicable law the time to give timely notice of refusal of such presentation for documentary discrepancies has not yet passed.

SECTION 1.04.    Accounting Terms; GAAP.

(a)          Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  In addition, notwithstanding any other provision contained herein, (i) the definitions set forth in the Loan Documents and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the Closing Date; provided that ASU No. 2016-02 Leases (Topic 842) (or any other Financial Accounting Standard having a similar result or effect) shall be deemed a change in GAAP after the Closing Date, regardless of the date enacted, adopted or issued and regardless of any delayed implementation thereof and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any assets or liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein.

(b)          Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant or the compliance with or availability of any basket contained in this Agreement with respect to any Test Period, the Consolidated Leverage Ratio, Consolidated Total Assets, Consolidated EBITDA and Consolidated Leverage Ratio shall be calculated with respect to such period on a Pro Forma Basis; provided that, notwithstanding the forgoing, so long as any Privately Placed Notes are outstanding, determinations made in respect of Priority Debt shall be made in a manner substantially identical as under such Privately Placed Notes.

SECTION 1.05.   Payments on Business Days.  When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurocurrency Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

SECTION 1.06.   Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07.   Division.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01.    Commitments.

(a)          The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in Dollars in an aggregate principal amount that will not result in (A) such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment or (B) the aggregate Revolving Exposures exceeding the lesser of (x) the aggregate Revolving Commitments and (y) the Availability Limit.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b)          The Term Borrowings.

~~()~~(i)        Subject to the terms and conditions set forth herein, each Amendment No. 2 Term Lender hereby agrees to make an Amendment No. 2 Term Loan to the Borrower at any time during the Amendment No. 2 Term Loan Availability Period in Dollars in an amount equal to such Amendment No. 2 Term Lender’s Amendment No. 2 Term Commitment.  Amendment No. 2 Term Loans repaid or prepaid may not be reborrowed.

(ii)       Subject to the terms and conditions set forth herein, each Amendment No. 4 Term Lender hereby agrees to make an Amendment No. 4 Term Loan to the Borrower at any time during the Amendment No. 4 Term Loan Availability Period in Dollars in an amount up to such Amendment No. 4 Term Lender’s Amendment No. 4 Term Commitment.  Amendment No. 4 Term Loans repaid or prepaid may not be reborrowed.

SECTION 2.02.   Loans and Borrowings.

(a)          Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.

(b)          Subject to Sections 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith.

(c)          At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that (i) an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments, and (ii) a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments, or that is required to finance the reimbursement of an LC Disbursement with respect to Letters of Credit, as contemplated by Section 2.05(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurocurrency Borrowings outstanding.

(d)          Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested (i) with respect to a Revolving Borrowing, would end after the Revolving Credit Maturity Date or (ii) with respect to an Amendment No. 2 Term Loan or an Amendment No. 4 Term Loan, would end after the Amendment No. 2 Term Loan Maturity Date.

SECTION 2.03.    Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent, of such request either by telephone or in writing (delivered by hand, facsimile, or via a pdf or similar file attached to an email), substantially in the form attached hereto as Exhibit B‑1 and signed by the Borrower (a) in the case of a Eurocurrency Borrowing, not later than noon, Local Time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than noon, Local Time, one (1) Business Day before the date of the proposed Borrowing.  Each Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery or telecopy or transmission by electronic communication in accordance with Section 9.01(b) to the Administrative Agent of a written Borrowing Request in a form attached hereto as Exhibit B‑1 and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)           the identity of the Borrower;

(ii)          the aggregate amount of the requested Borrowing and the Class of Loans being borrowed;

(iii)         the date of such Borrowing, which shall be a Business Day;

(iv)         the Facility under which such Borrowing will be made;

(v)          whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(vi)        in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii)       the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.   Swingline Loans.

(a)          Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period in Dollars, in an aggregate principal amount at any time outstanding that will not result in (A) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Loan Sublimit, (B) the aggregate principal amount of the total Revolving Exposures exceeding the total Revolving Commitments or (C) the aggregate principal amount of the total Revolving Exposures exceeding the lesser of (x) the total Revolving Commitments and (y) the Availability Limit; provided that (I) the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan and (II) the Swingline Lender shall not be required to make any Swingline Loan to the extent the aggregate principal amount of the Revolving Loans made by the Lender acting as Swingline Lender that are then outstanding, when aggregated with the aggregate principal amount of Swingline Loans, would exceed the amount of such Lender’s Revolving Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)          To request a Swingline Loan, the Borrower shall notify the Swingline Lender of such request by telephone (confirmed by telecopy or transmission by electronic communication), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be in the form attached hereto as Exhibit B‑4 and shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a deposit into the Operating Account (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the relevant Issuing Bank or, to the extent that the Applicable Participants have made payments pursuant to Section 2.05(e) to reimburse the applicable Issuing Bank, to such Applicable Participants and such Issuing Bank as their interests may appear) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)          The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Applicable Participants to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Each such notice shall specify the aggregate amount of Swingline Loans in which the Applicable Participants will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Applicable Participant, specifying in such notice such Applicable Participant’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Applicable Participant hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Applicable Participant’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Applicable Participant acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Applicable Participant shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Applicable Participant (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Applicable Participants), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Applicable Participants.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Applicable Participants that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)          Any Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the successor Swingline Lender and, to the extent affecting the rights or obligations of the replaced Swingline Lender, such replaced Swingline Lender.  The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender.  At the time any such replacement shall become effective the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.12(a).  From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require.  After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(e)          Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.04(d) above.

SECTION 2.05.   Letters of Credit.

(a)          General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Dollars or (provided that any Letter of Credit may be provided on behalf of the Borrower or any Subsidiary of the Borrower; provided that in each such case, the Borrower (i) will be primarily liable for any such Letters of Credit and (ii) shall be required to reimburse any LC Disbursement issued for the account of a Subsidiary to the same extent as if such LC Disbursement was issued for the account of the Borrower), in a form reasonably acceptable to the relevant Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)          Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension; provided that in the case of any request for an issuance of letters of credit, such notice shall be provided at least three (3) Business Days prior to the requested date of such issuance) a notice in the form attached hereto as Exhibit B‑3 requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  The relevant Issuing Bank shall promptly notify the Administrative Agent of, and the Administrative Agent shall in turn promptly furnish to the Lenders notice of, any such issuance.  If requested by the relevant Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that such letter of credit application shall not contain terms inconsistent with the terms of this Agreement and shall not impose any additional obligations, liabilities or Liens on any Loan Party during the term of this Agreement.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the LC Exposure Sublimit, (ii) unless otherwise agreed by the relevant Issuing Bank in its sole discretion, the LC Exposure of each Issuing Bank shall not exceed such Issuing Bank’s LC Commitment, (iii) subject to Section 2.04, the total Revolving Exposures shall not exceed the total Revolving Commitments and (iv) the total Revolving Exposures shall not exceed the lesser of (x) the total Revolving Commitments and (y) the Availability Limit.  The Borrower may, at any time and from time to time, reduce the LC Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the LC Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.

(c)          Expiration Date.  Each Letter of Credit shall, unless otherwise agreed by the relevant Issuing Bank, expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Maturity Date, or, in each case, such later date as the relevant Issuing Bank may agree, to the extent such Letters of Credit are cash collateralized or backstopped in a manner reasonably acceptable to the Issuing Bank; provided that in the event that an Issuing Bank consents to an expiration date for any Letter of Credit that is following the Revolving Credit Maturity Date, the Applicable Participants shall cease to have risk participations therein on (x) the day following the Revolving Credit Maturity Date or (y) on such later date through which such Letter of Credit is deemed to be outstanding in accordance with Section 1.03.

(d)          Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof or renewing such Letter of Credit or extending the expiration thereof) and without any further action on the part of the relevant Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Applicable Participant, and each Applicable Participant hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Applicable Participant’s Applicable Percentage of the aggregate amount from time to time available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Applicable Participant hereby absolutely, irrevocably and unconditionally agrees to pay to the Administrative Agent in Dollars, for the account of the relevant Issuing Bank, such Applicable Participant’s Applicable Percentage of each LC Disbursement made by such Issuing Bank to the extent not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Applicable Participant acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment made in accordance with this Section 2.05(d) by the Applicable Participant for the account of the relevant Issuing Bank shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)          Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that unless the Borrower elects otherwise, the Borrower shall be deemed, subject to the conditions to borrowing set forth herein, to have requested in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or, if such amount is less than the Borrowing Multiple, a Swingline Loan issued in the amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due (or if any such reimbursement payment is required to be refunded to the Borrower for any reason), then the Administrative Agent shall notify the applicable Issuing Bank and each Applicable Participant of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Applicable Participant’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Applicable Participant shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Applicable Participants), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Applicable Participants.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that the Applicable Participants have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Applicable Participants and such Issuing Bank as their interests may appear.  Any payment made by an Applicable Participant pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)          Obligations Absolute.  The Borrower’s obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the relevant Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that nothing in this Section (f) shall be construed to excuse the relevant Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the relevant Issuing Bank’s failure to exercise reasonable care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of the relevant Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the relevant Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)          Disbursement Procedures.  The relevant Issuing Bank shall, within the period as per terms and conditions of Letter of Credit but in any event promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  After examination of such documents, the relevant Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the relevant Issuing Bank and the Applicable Participants with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in clause (e) of this Section).

(h)          Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Applicable Participant pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Applicable Participant to the extent of such payment.

(i)           Replacement or Addition of Issuing Bank.  (i)          Any Issuing Bank may be replaced, or the LC Commitment (or a portion thereof) of any Issuing Bank assigned, at any time by written agreement among the Borrower, the Administrative Agent and the successor or assignee Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement or assignment shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced or assigning Issuing Bank pursuant to Section 2.11(b).  From and after the effective date of any such replacement or assignment, (i) the successor or assignee Issuing Bank shall have all the rights and obligations of the assigning Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or assignee or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank or the assignment of an LC Commitment hereunder, the replaced or assigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or with respect to its remaining LC Commitment (if any), but, in the case of a replacement, shall not be required to issue additional Letters of Credit.  A Lender may become an additional Issuing Bank hereunder at any time by written agreement among the Borrower, the Administrative Agent and such Lender.  The Administrative Agent shall notify the Lenders of any such additional Issuing Bank.

(ii)        Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.05(i)(i) above.

(j)           Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit and thereafter maintain in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Applicable Participants, an amount in cash equal to the LC Exposure from time to time plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of Article VII.  The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.22(a)(iii) or such other applicable provisions of this Agreement.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Monies in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure, at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other obligations of the Borrower under the Loan Documents.  If the Borrower is required to provide an amount of cash collateral hereunder, such amount (or any lesser amount no longer required to remain as cash collateral pursuant to this Agreement) plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived or such collateral is no longer required pursuant to this Agreement.

SECTION 2.06.   Funding of Borrowings.

(a)          Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Loan to be made on such date; provided that Swingline Loans shall be made as provided in Section 2.04.  Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent, to an account designated by the Borrower in the applicable Borrowing Request, in New York City, provided that Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Applicable Participants have made payments pursuant to Section 2.05(e) to reimburse such Issuing Bank, then to such Applicable Participants and the applicable Issuing Bank as their interests may appear.

(b)          Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.   Interest Elections.

(a)          Subject to Section 2.02(b), each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b)          To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be confirmed promptly by hand delivery or telecopy or transmission by electronic communication in accordance with Section 9.01(b) to the Administrative Agent of a written Interest Election Request in a form attached hereto as Exhibit B‑2 or such other form approved by the Administrative Agent and signed by the Borrower.  Notwithstanding any contrary provision herein, this Section 2.07 shall not be construed to permit the Borrower to (i) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c)          Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrowing to which such Interest Election Request applies, the relevant currency, and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)         whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)       if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.   Termination and Reduction of Commitments.

(a)          Unless previously terminated, all Revolving Commitments shall terminate on the Revolving Credit Maturity Date.  The Extended Revolving Commitments shall terminate on the respective maturity dates applicable thereto.  The Amendment No. 2 Term Commitment shall terminate on the Amendment No. 2 Term Loan Funding Date.  The Amendment No. 4 Term Commitment shall terminate on the Amendment No. 4 Term Loan Funding Date.

(b)          The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, the remaining amount of such Commitments), and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate Revolving Exposures (excluding, the portion of the Revolving Exposures attributable to outstanding Letters of Credit, if and to the extent that the Borrower has made arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank with respect to such Letters of Credit, and such Issuing Bank has released the Applicable Participants from their participation obligations with respect to such Letters of Credit) would exceed the lesser of (x) the aggregate Revolving Commitments and (y) the Availability Limit.

(c)          The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall, except as provided in Section 2.20, be made ratably among the Lenders in accordance with their respective Revolving of such Class.

SECTION 2.09.   Repayment of Loans; Evidence of Debt.

(a)          The Borrower hereby unconditionally promises to pay to the Administrative Agent for the ratable account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan made to such Borrower on the Revolving Credit Maturity Date in Dollars and to the Swingline Lender the then unpaid principal amount of each Swingline Loan in Dollars on the earlier of the Revolving Credit Maturity Date and the date that is five (5) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)          The Borrower hereby unconditionally promises to repay to the Administrative Agent for the ratable account of each applicable Lender, (i) the Amendment No. 2 Term Loans on the last day of each of March, June, September and December following the Amendment No. 2 Term Loan Funding Date in an aggregate amount equal to 1.25% of the Amendment No. 2 Term Loans outstanding on the Amendment No. 2 Term Loan Funding Date, (ii) the Amendment No. ~~2~~4 Term Loans on the last day of each of March, June, September and December following the Amendment No. ~~2 Term Loan Funding Date~~ 4 Effective Date, commencing on March 31, 2022, in an aggregate amount equal to 1.25% of the Amendment No. ~~2~~4 Term Loans outstanding on the Amendment No. ~~2~~4 Term Loan Funding Date and (~~ii~~iii) the entire unpaid principal amount of the Amendment No. 2 Term Loans and the Amendment No. 4 Term Loans, in aggregate, on the Amendment No. 2 Term Loan Maturity Date.

(c)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)          The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)          Any Lender may request that Loans made by it be evidenced by promissory notes.  In such event, the Borrower shall prepare, execute and deliver to such Lender promissory notes payable to such Lender and its registered assigns and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04 of this Agreement) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.10.   Prepayment of Loans.

(a)          Optional Prepayments.

(i)         The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (a)(ii) of this Section 2.10.

(ii)         The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) in writing pursuant to a notice in the form of Exhibit B-5 of any prepayment hereunder (x) in the case of prepayment of a Eurocurrency Borrowing, not later than 12:00 p.m., New York City time, three (3) Business Days before the date of prepayment, (y) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., New York City time, one (1) Business Day prior to the date of prepayment or (z) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the Class or Classes of Loans to be repaid and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of Term Loans pursuant to this Section 2.10(a) shall be applied to repayments thereof required pursuant to Section 2.09(b) in the order selected by the Borrower.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the notice of prepayment.  Prepayments pursuant to this Section 2.10(a) shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.

(b)          Mandatory Prepayments.

(i)       In the event and on such occasion that the aggregate Revolving Exposures exceed the lesser of (x) the aggregate Revolving Commitments and (y) the Availability Limit, the Borrower shall prepay Revolving Borrowings of such Class or, if applicable, Swingline Loans of such Class (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess; provided that if any such excess shall result from a change in the applicable exchange rates, then such prepayment and/or cash collateralization shall only be required to be made by the Borrower upon one Business Day’s notice from the Administrative Agent.

(ii)         Asset Sales; Casualty Events.  If, following the Amendment No. 2 Effective Date, the Borrower or any of its Subsidiaries (i) makes any Asset Sale  or (ii) receives any Net Cash Proceeds from a Casualty Event, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds received by the Borrower or its Subsidiary, as applicable, therefrom to the prepayment of Term Loans in accordance with Section 2.10(b)(iv) on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds; provided that:

(A)      so long as no Event of Default shall then exist or would result therefrom, such proceeds with respect to any such Disposition shall not be required to be prepaid on such date to the extent that the Borrower shall have notified the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in assets (other than working capital) used or useful in the business of the Borrower or any of its Subsidiaries (including pursuant to a Permitted Acquisition) or to be contractually committed to be so reinvested, within twelve (12) months following the date of such Asset Sale or Casualty Event, as applicable; provided, that such Net Cash Proceeds that have been contractually committed to be reinvested during such twelve (12) month period shall be reinvested within 180 days after the expiration of such twelve (12) month period;

(B)      if all or any portion of such Net Cash Proceeds is neither reinvested nor contractually committed to be so reinvested within such twelve (12) month period (and actually reinvested within 180 days after the expiration of such twelve (12) month period) of the receipt thereof, such unused portion shall be prepaid within five (5) Business Days after the last day of such period as a mandatory prepayment as provided in this Section 2.10(b) (without giving effect to the proviso to clause (b)(ii) above); and

(C)    no prepayment shall be required under this clause (b)(ii) with respect to the Net Cash Proceeds from Asset Sales and Casualty Events that, in each case, do not result in more than $25,000,000 in Net Cash Proceeds in any twelve (12) month period in excess of the Net Cash Proceeds reinvested pursuant to clause (A) above.

(iii)       Debt Issuance.  If, following the Amendment No. 2 Effective Date, the Borrower or any of its Subsidiaries incurs or issues any Indebtedness not permitted to be incurred or issued pursuant to Section 6.01, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds received by the Borrower or its Subsidiary, as applicable, therefrom to the prepayment of Term Loans in accordance with Section 2.10(b)(iv) on the date of receipt of such Net Cash Proceeds.

(iv)       Application of Payments.  Any prepayments pursuant to Section 2.10(b)(ii) and (iii), shall be applied first, to reduce scheduled payments required under Section 2.09(b), in direct order of maturity to the first eight (8) scheduled amortization payments thereunder following the date of such prepayment, second, to the remaining scheduled amortization payments thereunder on a pro rata basis and third, to the optional prepayment of Revolving Loans, if any, in accordance with Section 2.10(a).

(v)         Prepayments pursuant to this Section 2.10(b) shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.  The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to this Section 2.10(b) at least three (3) Business Days prior to the date of such prepayment (or such shorter time as the Administrative Agent may agree) in substantially the form of Exhibit B-5 hereto.

SECTION 2.11.   Fees.

(a)          The Borrower agrees to pay to the Administrative Agent in Dollars (i) for the account of each Revolving Lender a facility fee, which shall accrue at the Applicable Rate on the average daily amount of the Revolving Commitment of such Lender (or, if the Revolving Commitment of such Lender has terminated, on the average daily amount of the Revolving Exposure of such Lender) during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates and such Lender’s Revolving Exposure has been reduced to zero ~~and~~, (ii) for the account of each Amendment No. 2 Term Loan Lender a facility fee, which shall accrue at the Applicable Rate on, (x) prior to the Amendment No. 2 Term Loan Funding Date, the amount of the Amendment No. 2 Term Commitment of such Lender and (y) on and after the Amendment No. 2 Term Loan Funding Date, the Amendment No. 2 Term Loans of such Lender during the period from and including the Amendment No. 2 Effective Date to but excluding the later of the date on which such Amendment No. 2 Term Commitment terminates and the outstanding Amendment No. 2 Term Loans are repaid in full and (iii) for the account of each Amendment No. 4 Term Loan Lender a facility fee, which shall accrue at the Applicable Rate on, (x) prior to the Amendment No. 4 Term Loan Funding Date, the amount of the Amendment No. 4 Term Commitment of such Lender and (y) on and after the Amendment No. 4 Term Loan Funding Date, the Amendment No. 4 Term Loans of such Lender during the period from and including the Amendment No. 4 Effective Date to but excluding the later of the date on which such Amendment No. 4 Term Commitment terminates and the outstanding Amendment No. 4 Term Loans are repaid in full.  Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate and the Revolving Exposure is reduced to zero, or on the date the outstanding Amendment No. 2 Term Loans and/or Amendment No. 4 Term Loans, as applicable, are repaid in full, as applicable, commencing on the first such date to occur after the Closing Date or, in the case of the Amendment No. 2 Term Facility, on March 31, 2021, or, in the case of the Amendment No. 4 Term Facility, on March 31, 2022.  All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)          The Borrower agrees to pay (i) to the Administrative Agent in Dollars for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements with respect to Letters of Credit following the date of the applicable LC Disbursement) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee in Dollars, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which such Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  In addition to the foregoing fees and to the extent required to be paid under Section 9.03(a), the Borrower shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(c)          The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in that certain Agent Fee Letter, dated as of November 25, 2020, between the Borrower and Royal Bank.

(d)          All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.12.   Interest.

(a)          The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate in effect from time to time plus the Applicable Rate.

(b)          The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)          Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.12.

(d)          Accrued interest on each Loan shall be payable in Dollars in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans of any Class, upon termination of the Revolving Commitments of such Class; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period or a Swingline Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)          All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent manifest error.

SECTION 2.13.   Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a)          (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, LIBO Rate for such Interest Period or currency or (ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period, then, in each case,  the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy or transmission by electronic communication in accordance with Section 9.01(b) as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing denominated in such currency to, or continuation of any Borrowing denominated in such currency as, a Eurocurrency Borrowing shall be ineffective, and any Eurocurrency Borrowing denominated in such currency that is requested to be continued shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto and (B) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)          Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the Benchmark Replacement Provisions set forth in Schedule 2.13 shall apply to the Loans hereunder.  In the event that such Benchmark Replacement Provisions do not apply in accordance with the provisions set forth in Schedule 2.13, if the Administrative Agent (i) determines that the circumstances described in clause (a) of this Section 2.13 have arisen and such circumstances are unlikely to be temporary, (ii) determines that the circumstances described in clause (a) of this Section 2.13 have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, (iii) is advised by the Required Lenders of their determination in accordance with clause (b) of this Section 2.13, or (iv) new syndicated loans have started to adopt a new benchmark interest rate, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for comparable syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate method of determining a rate of interest and such other related changes to this Agreement as may be applicable, provided that to the extent that the Administrative Agent determines that adoption of any portion of such market convention is not administratively feasible or that no market convention for the administration of such alternate rate of interest exists, the Administrative Agent shall administer such alternate rate of interest in a manner reasonably determined by the Administrative Agent in consultation with the Borrower.  Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  If a notice of an alternate rate of interest has been given and no such alternate rate of interest has been determined, and the circumstances under clause (i) above exist, the specific date referred to in clause (ii) has occurred or the Administrative Agent has received the notice from the Required Lenders referred to in clause (iii) above (as applicable), Alternate Base Rate shall apply without regard to clause (c) of the definition thereof~~.  Notwithstanding anything herein to the contrary, if such alternate rate of interest shall be less than 0.75%, such rate shall be deemed to be 0.75% for the purposes of this Agreement.~~

SECTION 2.14.   Increased Costs.

(a)          If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii)        impose on any Lender or any Issuing Bank or the London interbank market any other condition or Tax affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein or on its other loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than any Excluded Taxes or any Indemnified Taxes, which are governed solely by Section 2.16);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or of maintaining its obligation to make any Loan to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder, whether of principal, interest or otherwise, in each case by an amount material in the context of its making of, and participation in, extensions of credit under this Agreement, then, upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)          If any Lender or any Issuing Bank determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time, upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)          A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)          Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)          Notwithstanding the foregoing, no Lender or Issuing Bank shall be entitled to seek compensation under this Section 2.14 based on the occurrence of a Change in Law arising solely from the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines or directives thereunder or issued in connection therewith, unless such Lender or Issuing Bank is generally seeking compensation from other borrowers with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 2.14.

SECTION 2.15.   Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, such Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profit) attributable to such event in an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (and excluding any Applicable Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.16.   Taxes.

(a)          Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes unless otherwise required by applicable law. If any Loan Party or other applicable withholding agent shall be required by applicable Law to deduct or withhold any Taxes from any such payments (as determined in the good faith discretion of the applicable withholding agent), then (i) the applicable withholding agent shall make such deductions or withholdings and timely pay any such Taxes to the relevant Governmental Authority in accordance with applicable Law, and (ii) if the Tax in question is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings for Indemnified Taxes (including deductions or withholdings applicable to additional sums payable under this Section 2.16) have been made, the Lender (or, in the case of a payment to the Administrative Agent for its own account, the Administrative Agent) receives on the due date a net sum equal to the sum it would have received had no such deductions or withholdings been made.

(b)          In addition, without duplication of Section 2.16(a) the Borrower shall pay any Other Taxes, other than Excluded Taxes, to the relevant Governmental Authority in accordance with applicable law.

(c)          The Loan Parties shall, jointly and severally, indemnify each Lender and the Administrative Agent (each a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Indemnified Taxes, payable by such Tax Indemnitee (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 2.16) other than any penalties arising as a result of the gross negligence or willful misconduct of such Lender or Agent (as determined by a final non-appealable judgment of a court of competent jurisdiction), and any reasonable out-of-pocket expenses related thereto, whether or not such Taxes were correctly or legally imposed or asserted by the applicable Governmental Authority; provided, however, that if the Lender or Administrative Agent does not notify the Borrower of any indemnification claim under this Section 2.16 within 180 days after such Lender or Administrative Agent has received notice of the specific assessment or deficiency giving rise to such indemnification claim, the Loan Parties shall not be required to indemnify such Lender or Administrative Agent for any incremental interest or penalties resulting from such Lender’s or Administrative Agent’s failure to notify the Loan Parties within the 180 day period.  A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the Agent on its own behalf or on behalf of another Tax Indemnitee, accompanied by reasonable supporting documentation, shall be conclusive absent manifest error.

(d)          Upon request by Administrative Agent after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, and in any event within 30 days of any such request, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document.  In addition, each Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders any of the foregoing documentation (including any specific documentation required below in this Section 2.16(e)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.  Notwithstanding anything to the contrary in this Section 2.16(e), if the requested documentation is not required by Law, then the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(1) through (e)(4) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the foregoing:

(1)          Each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(2)          Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)      two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B)        two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

(C)      in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates substantially in the form of Exhibit D-1, D-2, D-3 and D-4, as applicable, (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms),

(D)       to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), two properly completed and duly signed copies of IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, Form W-8BEN or W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.16(e) if such beneficial owner were a Lender, as applicable (provided that, if the Foreign Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner(s)), or

(E)        two properly completed and duly signed copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents.

(3)          Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) two properly completed and duly signed copies of an applicable IRS Form W-8 (or any successor form) certifying such Foreign Lender’s non-U.S. status.

(4)        If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by Sections 1471 through 1474 of the Code if such Lender were to fail to comply with the applicable reporting requirements of those Sections (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under Sections 1471 through 1474 of the Code, to determine whether such Lender has or has not complied with such Lender’s obligations under such Sections and, if necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (4), Section 1471 through 1474 of the Code shall include any amendments made to such sections after the date of this Agreement and any intergovernmental agreement (and any related Laws, regulations or official administrative practices) implementing the foregoing.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.16(e).

(f)          If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts or indemnification payments pursuant to this Section 2.16, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the applicable Loan Parties under this Section 2.16 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or a Lender be required to pay any amount to a Loan Party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or a Lender in a less favorable net after-Tax position than the Administrative Agent or a Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)          For the avoidance of doubt, the term “Lender,” for purposes of this Section 2.16, shall include any Swingline Lender and any Issuing Bank.

(h)          The Administrative Agent and each Lender shall use commercially reasonable efforts to cooperate with the Borrower in attempting to recover any Indemnified Taxes that the Borrower reasonably asserts were improperly imposed; provided, however, that any such attempts shall be at the sole cost of the Borrower and the Borrower shall indemnify the Administrative Agent and each Lender for any costs it incurs in connection with complying with this Section 2.16(h).  The Borrower shall have the right to dispute or challenge in a reasonable manner and only to the extent necessary to protect its rights under applicable law, and at its sole cost and expense, the imposition of Indemnified Taxes with the relevant Governmental Authority.  In no event will this Section 2.16(h) relieve the Borrower of its obligation to pay additional amounts or indemnification payments to the Administrative Agent or any Lender under this Section 2.16.  Any refund obtained shall be repaid to the Borrower to the extent provided in Section 2.16(f).

(i)           On or before the date it becomes a party to this Agreement, any Administrative Agent that is a U.S. Person shall deliver to the Borrower two duly completed copies of IRS Form W-9, or any subsequent versions or successors to such form, certifying that such Administrative Agent is exempt from U.S. federal backup withholding. Any Administrative Agent, and any successor or supplemental Administrative Agent, that is not a U.S. Person, shall deliver to the Borrower (A) two duly completed copies of IRS Form W-8IMY certifying that, with respect to payments received by it (on behalf of the Lenders) from the Borrower, it is a “U.S. branch”, the payments are not effectively connected with the conduct of a trade or business in the United States, and it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments and (B) with respect to payments received for its own account, two duly completed copies of IRS Form W-8ECI.  Notwithstanding anything to the contrary in this Section 2.16(i), no Administrative Agent shall be required to provide any documentation it is legally ineligible to provide as a result of a Change in Law after the date hereof.

SECTION 2.17.   Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)          The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices referred to in Section 9.01 (or as otherwise directed by the Administrative Agent), except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and (x), in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension and (y) in the case of any payment of fees, such fees shall be payable for the period of such extension.  All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in Dollars, and, except as otherwise expressly set forth in any Loan Document, all other payments under each Loan Document shall be made in Dollars.

(b)          If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, required cash collateral, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements and cash collateral then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements and cash collateral then due to such parties.

(c)          If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant in accordance with the terms of this Agreement.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)          Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the relevant Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the relevant Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18.   Mitigation Obligations; Replacement of Lenders.

(a)          If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.  Any Lender claiming reimbursement of such costs and expenses shall deliver to the Borrower a certificate setting forth such costs and expenses in reasonable detail which shall be conclusive absent manifest error.

(b)          If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, or any Lender is unable to fund its portion of any Loan as a result of any applicable law or regulation prohibiting, or any order, judgment or decree of any Governmental Authority enjoining, prohibiting or restraining, any Lender from making any Loan requested by the Borrower or any Issuing Bank or any Lender from issuing, renewing, extending or increasing the face amount of or participating in the Letter of Credit requested to be issued, renewed, extended or increased by the Borrower or if any Lender (a “Non-Consenting Lender”) fails to grant a consent (x) in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 9.02 for which the consent of each Lender or each affected Lender is required but the consent of the Required Lenders is obtained or (y) to extend Loans or Commitments pursuant to Section 2.20, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, each Issuing Bank and the Swingline Lender, which consent shall not unreasonably be withheld, to the extent required by Section 9.04, and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all fees and other amounts).

SECTION 2.19.   Expansion Option.

(a)          The Borrower may from time to time after the Amendment No. ~~2~~4 Effective Date elect to increase the Revolving Commitments, any Extended Revolving Commitments or  the aggregate principal amount of any Class of Term Loans (“Increased Commitments”) or enter into one or more Classes of term loans (each, an “Incremental Term Loan”), in each case, in an aggregate principal amount of not less than $10,000,000 (or such lesser amount as may be reasonably agreed by the Administrative Agent) so long as, after giving effect thereto, the aggregate amount of all such Increased Commitments and all such Incremental Term Loans established following the Closing Date does not exceed $~~400,000,000~~550,000,000 (the “Incremental Basket Amount”); provided that, immediately upon the effectiveness of the Amendment No.~~2 Revolving Increase and the Amendment No. 2~~4 Term Commitments, the Incremental Basket Amount shall be reduced to $0.  The Borrower may arrange for any such increase or Class to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, Extended Revolving Commitment or Term Loans, or to participate in such Incremental Term Loan, in its sole discretion, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Commitment, Extended Revolving Commitment, or Term Loans or to participate in such Incremental Term Loan, as the case may be; provided that each Augmenting Lender (and, in the case of an Increased Commitment, each Increasing Lender) shall be subject to the approval of the Borrower and the Administrative Agent and, in the case of an Increased Commitment in respect of the Revolving Facility, each Issuing Bank and Swingline Lender (such consents not to be unreasonably withheld).  Without the consent of any Lenders other than the relevant Increasing Lenders or Augmenting Lenders, this Agreement and the other Loan Documents may be amended pursuant to an Additional Credit Extension Amendment as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19.  Increases and new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.19 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders and the Administrative Agent shall notify each Lender thereof.  Notwithstanding the foregoing, no increase in the Revolving Commitments, or Extended Revolving Commitments or Term Loans or Incremental Term Loan shall be permitted under this paragraph unless on the proposed date of the effectiveness of such increase in the Revolving Commitments,  Extended Revolving Commitments or Term Loans or the borrowing of Incremental Term Loans, (w) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of the effectiveness of such increase and/or borrowing, as applicable (except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects as of any such earlier date; provided that during any Collateral/Covenant Suspension Period the representations and warranties set forth in Sections 3.04(b) and 3.06 shall not be required to be made), (x) at the time of and immediately after giving effect to such increase or borrowing, as applicable, no Event of Default shall have occurred and be continuing; (y) the Borrower shall be in compliance on a Pro Forma Basis with Section 6.09 as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b), assuming, for purposes of this clause (y) that the full amount of any such Increased Commitments and/or Incremental Term Loan, as applicable, has been drawn, whether or not so drawn and (z) the Administrative Agent shall have received a certificate certifying as to compliance with the foregoing clause (w), (x) and (y), dated such date and executed by a Financial Officer of the Borrower. On the effective date of any increase in the Revolving Commitments or Extended Revolving Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its Applicable Percentage of such outstanding Loans, and (ii) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Increased Commitments be prepaid to the extent necessary from the proceeds of additional Revolving Loans made hereunder by the Increasing Lenders and Augmenting Lenders, so that, after giving effect to such prepayments and any borrowings on such date of all or any portion of such Increased Commitments, the principal balance of all outstanding Revolving Loans owing to each Lender with a Revolving Commitment is equal to such Lender’s pro rata share (after giving effect to any nonratable Increased Commitment pursuant to this Section 2.19) of all then outstanding Revolving Loans.  The Administrative Agent and the Lenders hereby agree that the borrowing notice, minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.15 if the deemed payment occurs other than on the last day of the related Interest Periods.

(b)          Any Increased Commitments shall be on the exact same terms as the Revolving Commitments or Term Loans, as applicable, being increased thereby, other than, for the avoidance of doubt, provisions with respect to fees, original issue discount and upfront fees..  In the case of Increased Commitments with respect to any Class of Term Loans, on the date of the making of such new Term Loans thereunder, and notwithstanding anything to the contrary set forth in Sections 2.02 or 2.03, such new Term Loans shall be added to (and constitute a part of) each borrowing of outstanding Term Loans of the same Type with the same Interest Period of the applicable Class of Term Loans on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding borrowing of Term Loans of the same Type with the same Interest Period of the applicable Class of Term Loan Loans.

(c)          The terms of any Incremental Term Loans shall be as set forth in the amendment to this Agreement providing for such Incremental Term Loans; provided that:

(i)           the final maturity date of any Incremental Term Loans shall be no earlier than the Amendment No. 2 Term Loan Maturity Date,

(ii)        the Weighted Average Life to Maturity of such Incremental Term Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the Amendment No. 2 Term Loans and the Amendment No. 4 Term Loans,

(iii)        the provisions with respect to payment of interest, optional prepayments, original issue discount and upfront fees shall be as set forth in the amendment providing for such Incremental Term Loans; provided that, if the all-in-yield for such Class of Incremental Term Loans determined as of the initial funding date for such Class of Incremental Term Loans exceeds the all-in-yield relating to the Amendment No. 2 Term Loans and the Amendment No. 4 Term Loans existing immediately prior to the effectiveness of the respective Incremental Term Loans by more than 0.50%, then the all-in-yield relating to the Amendment No. 2 Term Loans and the Amendment No. 4 Term Loans shall be adjusted through an increase in Applicable Rate to be equal to the all-in-yield relating to such Class of Incremental Term Loans minus 0.50%,

(iv)        all other terms applicable to such Incremental Term Loans (other than provisions specified in clauses (i) through (iii) above) shall be substantially the same as the terms of the then outstanding Amendment No. 2 Term Loans and the Amendment No. 4 Term Loans except to the extent such covenants and other terms apply solely to any period after the Amendment No. 2 Term Loan Maturity Date or as may otherwise be approved by the Administrative Agent.

(d)          In connection with any Additional Credit Extension Amendment, the Loan Parties shall deliver such documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Administrative Agent.

(e)          This Section 2.19 shall override any provisions in Section 9.02 to the contrary.

SECTION 2.20.   Maturity Extension.

(a)          The Borrower may, with the consent of each Person providing an Extended Revolving Commitment, the Administrative Agent and any Person acting as swingline lender or issuing bank under such Extended Revolving Commitments, amend this Agreement pursuant to an Additional Credit Extension Amendment to provide for Extended Revolving Commitments and to incorporate the terms of such Extended Revolving Commitments into this Agreement on substantially the same basis as provided with respect to the Revolving Commitments; provided that (i) the establishment of any such Extended Revolving Commitments shall be accompanied by a corresponding reduction in the Revolving Commitments and (ii) any reduction in the Revolving Commitments may, at the option of the Borrower, be directed to a disproportional reduction of the Revolving Commitments of any Lender providing an Extended Revolving Commitment.  No Lender shall have any obligation to agree to have any of its Revolving Loans of any Class converted into Extended Revolving Commitments.

(b)          The Borrower may, with the consent of each Person providing an Extended Term Loan in respect of a Term Loan of any Class and the Administrative Agent, amend this Agreement pursuant to an Additional Credit Extension Amendment to provide for Extended Term Loans and to incorporate the terms of such Extended Term Loans into this Agreement on substantially the same basis as provided with respect to the Term Loans of such Class; provided that (i) the establishment of any such Extended Term Loans shall be accompanied by a corresponding repayment in full of the applicable Term Loans of the applicable Class and (ii) any repayment of such Term Loans may, at the option of the Borrower, be directed to a disproportional repayment of such Term Loans of any Lender providing an Extended Term Loan.  No Lender shall have any obligation to agree to have any of its Term Loans of any Class converted into Extended Term Loans.

(c)          Any Extended Revolving Commitments and/or Extended Term Loans, as applicable, shall be established pursuant to an Additional Credit Extension Amendment to this Agreement among the Borrower, the Administrative Agent and each Lender providing an Extended Revolving Commitment and/or Revolving Term Loan, as applicable, which shall be consistent with the provisions set forth above (but which shall not require the consent of any other Lender other than those consents provided pursuant to this Agreement).  Each Additional Credit Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto.  In connection with any Additional Credit Extension Amendment, the Loan Parties and the Administrative Agent shall enter into such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender other than those consents provided pursuant to this Agreement) in order to ensure that the Extended Revolving Commitments and/or the Extended Term Loans, as applicable, are provided with the benefit of the applicable Collateral Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Administrative Agent.

(d)          The provisions of this Section 2.20 shall override any provision of Section 9.02 to the contrary.

SECTION 2.21.   Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased by the Administrative Agent with such other currency on the Business Day immediately preceding the day on which final, non-appealable judgment is given.  The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged, to the fullest extent permitted by applicable law, only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the Agreement Currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.17, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

SECTION 2.22.   Defaulting Lenders.

(a)          Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)           fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(ii)        the Commitments and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders, Required Facility Lenders or Required Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(iii)         if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(1)        so long as no Event of Default has occurred and is continuing as to which the Administrative Agent has received written notice from the Borrower or a Lender at the time of any such reallocation, all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Applicable Percentages (disregarding for this purpose the Revolving Commitments of any Defaulting Lenders for all purposes of such calculation) but only to the extent that (i) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (ii) the sum of any individual non-Defaulting Lender’s Revolving Exposure plus such non-Defaulting Lender’s Applicable Percentage of such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of such non-Defaulting Lender’s Revolving Commitments;

(2)        if the reallocation described in clause (1) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (1) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(3)        if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (2) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(4)        if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (1) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(5)        if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (1) or (2) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(iv)        so long as a Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure under such Revolving Facility will be 100% covered by the Revolving Commitments under such Revolving Facility of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(a)(iii), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(a)(iii)(1) (and such Defaulting Lender shall not participate therein).

(b)          If (i) a Bankruptcy Event with respect to a parent entity of any Revolving Lender shall occur following the Closing Date and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder after taking into account the terms of Section 2.22(a)(iii)(1).

(c)          In the event that the Administrative Agent and the Borrower and, in the case of a Defaulting Lender under the Revolving Facility, the Swingline Lender and the Issuing Bank ,each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans and participations in then outstanding Letters of Credit of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold Revolving Loans in accordance with its Applicable Percentage and shall reimburse each such other Lender for any costs of the type described in Section 2.15 incurred by any such other Lender as a result of such purchase (whereupon such Lender shall cease to be a Defaulting Lender).

(d)          Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties hereto, each such party hereto acknowledges that any liability of any Lender or Agent that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)         the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Agent that is an Affected Financial Institution; and

(ii)         the effects of any Bail-in Action on any such liability, including, if applicable:

(A)        a reduction in full or in part or cancellation of any such liability;

(B)      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C)       the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders as of the Closing Date and (except as to representations and warranties made as of a certain date) as of the date such representations and warranties are deemed to be made under Section 4.02 of this Agreement that:

SECTION 3.01.   Organization; Powers; Subsidiaries.  Each of the Borrower and its Material Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required.  Schedule 3.01 hereto identifies each Subsidiary of the Borrower on the Closing Date, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries.  All of the outstanding shares of capital stock and other equity interests, to the extent owned by the Borrower or any Subsidiary, of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Borrower or another Subsidiary were owned, beneficially and of record, by the Borrower or such Subsidiary on the Closing Date free and clear of all Liens, other than Liens permitted under Section 6.02.  As of the Closing Date, there were no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary, except as disclosed on Schedule 3.01.

SECTION 3.02.   Authorization; Enforceability.  The execution and delivery of the Loan Documents by each Loan Party party thereto and the performance by such Loan Party thereof are within such Loan Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action.  The Loan Documents have been duly executed and delivered by the Loan Parties party thereto and constitute legal, valid and binding obligations of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.   Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (A) filings necessary to perfect or maintain the perfection of the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent, (B) the approvals, consents, registrations, actions and filings which have been duly obtained, taken, given or made and are in full force and effect and (C) those approvals, consents, registrations or other actions or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation or order of any Governmental Authority or (ii) the charter, by-laws or other organizational documents of any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any material asset of any Loan Party (other than Liens permitted by Section 6.02); except with respect to any violation or default referred to in clause (b)(i) or (c) above, to the extent that such violation or default could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04.   Financial Statements; Financial Condition; No Material Adverse Change.

(a)          The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of earnings, stockholders equity and cash flows of Borrower as of and for (i) the years ended April 30, 2018, April 30, 2017 and April 30, 2016 reported on by KPMG  LLP, independent public accountants and (ii) the fiscal quarters ended July 31, 2018, and October 31, 2018, which financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Borrower as of such dates and for such periods in accordance with GAAP.

(b)         Since April 30, 2018, there has not occurred any event, change or circumstance that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.05.   Properties.

(a)          Each Loan Party has title to, or valid leasehold interests in, all its material real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interest could not reasonably be expected to have a Material Adverse Effect.  There are no Liens on any of the real or personal properties of the Borrower or any Subsidiary except for Liens permitted by Section 6.02.

(b)          Each of the Borrower and its Subsidiaries owns, or is licensed or possesses the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the operation of the business of the Borrower and its Subsidiaries, taken as a whole, and, to the knowledge of the Borrower, the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.   Litigation and Environmental Matters.

(a)          There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)          Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07.  Compliance with Laws.  Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.   Investment Company Status.  Neither the Borrower nor any of its Subsidiaries is required to register as an “investment company” as defined in the Investment Company Act of 1940.

SECTION 3.09.   Taxes.  The Borrower and each of its Subsidiaries has timely filed or caused to be filed (taking into account extensions) all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable (including in its capacity as a withholding agent), except, in each case, (a) Taxes that are being contested in good faith by appropriate proceedings that stay the enforcement of the tax in question and for which the Borrower or such Subsidiary, as applicable, has set aside on its books reserves to the extent required by GAAP or (b) to the extent that the failure to make such filing or payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  There is no current, proposed or, to the Borrower’s knowledge any pending, Tax assessment, deficiency or other claim against the Borrower or any of its Subsidiaries except (i) those being actively contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings that stay the enforcement of the tax in question and for which adequate reserves have been provided in accordance with GAAP or (ii) those would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.10.   Solvency.  The Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 3.11.   Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes or other labor disputes against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from the Borrower and its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.12.   Disclosure.  None of the reports, financial statements, certificates or other written information (excluding any financial projections or pro forma financial information) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains as of the date of such statement, information, document or certificate was so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.  The projections and pro forma financial information contained in the materials referenced above have been prepared in good faith based upon assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

SECTION 3.13.   Anti-Corruption Laws; Sanctions.  The Borrower and its Subsidiaries have implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and, to the knowledge of the Responsible Officers of the Borrower, their respective employees, agents, affiliates and advisors, are in compliance with Anti-Corruption Laws and applicable Sanctions, except for violations that are not material.  None of the Borrower, any Subsidiary or to the knowledge of the Borrower, any of their respective directors, officers or employees or agents, is a Sanctioned Person or is controlled by a Sanctioned Person.

SECTION 3.14.   Federal Reserve Regulations.  No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (as defined in Regulation U).

SECTION 3.15.   Security Interests.  During a Collateral/Covenant Period, the provisions of each Collateral Document are (or, at the time delivered, will be) effective to create legal and valid Liens on all the Collateral in respect of which and to the extent such Collateral Document purports to create Liens in favor of the Administrative Agent, for the benefit of the Secured Parties; and upon the proper filing of UCC financing statements and the taking of all other actions to be taken pursuant to the terms of the Collateral Documents, such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties to the extent required by the Collateral Documents.

ARTICLE IV

Conditions

SECTION 4.01.   Closing Date.  The initial Borrowings under this Agreement are subject to the satisfaction of the following conditions (the date such conditions are satisfied, the “Closing Date”):

(a)        The Administrative Agent (or its counsel) shall have received from the Borrower and each Person listed on Schedule 2.01 either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent that such party signed a counterpart of this Agreement.

(b)        To the extent reasonably requested in writing by the Administrative Agent (or the Lenders acting through the Administrative Agent), the Administrative Agent shall have received on or prior to the Closing Date all documentation and other information in order to allow the Administrative Agent and the Lenders to comply with the USA PATRIOT Act and other applicable KYC requirements;

(c)         The Administrative Agent shall have received a signed certificate of a Responsible Officer of the Borrower stating that the conditions set forth in Section 4.02 are satisfied as of such date;

(d)         The Administrative Agent shall have received the executed legal opinion of Husch Blackwell LLP, counsel to the Borrower, in form reasonably satisfactory to the Administrative Agent.  The Borrower hereby requests such counsel to deliver such opinions.

(e)         The Administrative Agent shall have received such customary closing documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(f)          The Administrative Agent shall have received copies of recent UCC Lien searches in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties.

(g)        The Administrative Agent, the Arrangers and the Lenders shall have received all fees and other amounts due and payable on or prior to the Closing Date, including (i) those fees and expenses due to the Arrangers under the Engagement Letter and (ii) to the extent invoiced a reasonable period of time before the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(h)         The Administrative Agent shall have received financial statements of the Borrower and its Consolidated Subsidiaries (i) for each quarter ended after April 30, 2018 and at least forty-five (45) days prior to the Closing Date setting forth the information in Section 5.01(b) and (ii) for each year ended at least ninety (90) days prior to the Closing Date setting forth the information in Section 5.01(a).

SECTION 4.02.   Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (but not a conversion or continuation of Loans), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit (including the initial Loans made on the Closing Date) is subject to the satisfaction of the following conditions:

(a)        The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided that (i) where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects as of any such earlier date and (ii) if any representation and warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such representation and warranty shall be true and correct as written; and provided further that during any Collateral/Covenant Suspension Period the representations and warranties set forth in Sections 3.04(b) and 3.06 shall not be required to be made;

(b)         At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing; and

(c)         The Borrower shall have provided any required notice of such Borrowing or issuance, amendment, renewal or extension pursuant to Section 2.03, 2.04 or 2.05, as applicable.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.   Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent for distribution to the Lenders:

(a)         as soon as available, but in any event within ninety (90) days (or to the extent that the SEC grants an extension of such period, such longer period as may be extended by the SEC, not to exceed one-hundred and five (105) days) after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b)         as soon as available, but in any event within forty-five (45) days (or to the extent that the SEC grants an extension of such period, such longer period as may be extended by the SEC, not to exceed sixty (60) days) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Borrower’s Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)         concurrently with any delivery of financial statements under clauses (a) or (b) above, a certificate substantially in form and substance reasonably acceptable to Administrative Agent and executed by a Financial Officer of the Borrower (x) certifying as to whether, to the knowledge of such Financial Officer after reasonable inquiry, a Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (y) setting forth reasonably detailed calculations of the Consolidated Leverage Ratio demonstrating compliance with Section 6.09 as of the last day of the period covered by such financial statements and (z) if such certificate is delivered on a date occurring during a Collateral/Covenant Period, (i) an updated Perfection Certificate (which, for the avoidance of doubt, in the case of the absence of any change in any section contained therein from the most recently delivered Perfection Certificate or supplement thereto, may be satisfied by confirming such absence of change) and (ii) a description of all outstanding Priority Debt as of the end of the applicable fiscal period for which financial statements under clauses (a) or (b) above are being delivered;

(d)        promptly after the same become publicly available, copies of all annual, quarterly and current reports and proxy statements filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC;

(e)         promptly after receipt thereof, copies of any material notices received by the Borrower or any Subsidiary in respect of the Privately Placed Notes (including, without limitation, notices of any default or event of default under any Privately Placed Notes); and

(f)         promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act or other applicable anti-money laundering laws (including, to the extent applicable, a certification regarding beneficial ownership as required by 31 C.F.R. § 1010.230).

Financial statements and other information required to be delivered pursuant to Sections 5.01(a), 5.01(b), 5.01(d), 5.01(e) and 5.02 (other than Section 5.02(a)) shall be deemed to have been delivered if such statements and information shall have been posted by the Borrower on its website or shall have been posted on SyndTrak or similar site to which all of the Lenders have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system and, in the case of information required by Section 5.02, the Borrower shall have notified the Administrative Agent of such posting, including a link to the specific portion of such filing that identifies the information so required.

The Borrower acknowledges that (a) the Administrative Agent will make available information to the Lenders by posting such information on SyndTrak or similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) (each, a “Public Lender”).  The Borrower agrees to identify that portion of the information to be provided to Public Lenders hereunder as “PUBLIC” and that such information will not contain material non-public information (for purposes of United States federal and state securities laws) relating to the Borrower or its Subsidiaries (or any of their securities).  Any materials not marked as “PUBLIC” will be shared solely with “private side” Lenders.  Notwithstanding the foregoing, the following materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains private-side only information:  (i) the Loan Documents, (ii) notification of changes in the terms of the Facilities, and (iii) all information delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(c) (to the extent such information is otherwise publicly available).

SECTION 5.02.   Notices of Material Events.  The Borrower will furnish to the Administrative Agent (for prompt notification to each Lender) prompt (but in any event within five (5) Business Days) written notice after any Financial Officer of the Borrower obtains knowledge of the following:

(a)          the occurrence of any continuing Default;

(b)        the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower, any Subsidiary or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)        the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)          the occurrence of any change in the principal executive officer of the Borrower;

(e)          the occurrence of material changes in accounting or financial reporting practices; and

(f) (i) any material labor dispute to which the Borrower or any Subsidiary is, or is reasonably likely to become a party, including any strikes, lockouts or any Subsidiary is, or is reasonably likely to become, a party, including any strikes, lockouts or other disputes relating to any of the Borrower’s or such Subsidiary’s plants and other facilities and (ii) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of the Borrower or any such Subsidiary, in each case that could be reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Financial statements and other information required to be delivered pursuant to this Sections 5.02, other than Section 5.02(a), shall be deemed to have been delivered if such statements and information shall have been posted by the Borrower on its website or shall have been posted on SyndTrak or similar site to which all of the Lenders have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system and the Borrower shall have notified the Administrative Agent of such posting, including a link to the specific portion of such filing that identifies the information so required.

SECTION 5.03.   Existence; Conduct of Business.  The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of the preceding clause (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.11.

SECTION 5.04.   Payment of Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each of its Subsidiaries to, pay all of its Taxes (including Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises) before any penalty or fine accrues thereon; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings, so long as adequate reserves or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

SECTION 5.05.   Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  During a Collateral/Covenant Period, all property and liability insurance relating to real property Collateral, including insurance requested in connection with any after-acquired real property, if any, shall, as reasonably requested by the Administrative Agent, name the Administrative Agent as mortgagee (in the case of property insurance), if applicable, or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable.

SECTION 5.06.   Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or, during the continuance of an Event of Default, any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of the Borrower, all at such reasonable times and as often as reasonably requested and in all cases subject to applicable Law and the terms of applicable confidentiality agreements; provided that (i) the Lenders will conduct such requests for visits and inspections through the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year and the costs and expenses of only one such visit or inspection per year shall be required to be reimbursed by the Borrower pursuant to Section 9.03.

SECTION 5.07.   Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.   Use of Proceeds and Letters of Credit.  The Borrower shall use (i) the Letters of Credit and the proceeds of the Revolving Loans only to finance the Amendment No. 2 Transactions, the Amendment No. 4 Transactions, the working capital needs, capital expenditures, commercial paper backstops, share repurchases and other general corporate purposes, of the Borrower and its Subsidiaries ~~and~~, (ii) the Amendment No. 2 Term Loans only to finance the Amendment No. 2 Transactions, the working capital needs, capital expenditures, share repurchases and other general corporate purposes, of the Borrower and its Subsidiaries and (iii) the Amendment No. 4 Term Loans only to finance the Amendment No. 4 Transactions, the working capital needs, capital expenditures, share repurchases and other general corporate purposes, of the Borrower and its Subsidiaries.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X, or of any Anti-Corruption Law or applicable Sanctions.

SECTION 5.09.   Further Assurances; Additional Security and Guarantees.   During a Collateral/Covenant Period:

(a)          The Borrower shall, and shall cause each applicable Subsidiary to, at the Borrower’s expense, comply with the requirements of the Collateral Documents and take all action reasonably requested by the Administrative Agent to carry out more effectively the purposes of the Collateral Documents.

(b)          Upon the formation or acquisition of any Specified Domestic Subsidiary, including by way of division or otherwise, the Borrower shall, and shall cause each applicable Subsidiary to, at the Borrower’s expense within thirty (30) days after such formation or acquisition or such longer period as may be reasonably acceptable to the Administrative Agent:

(A)        deliver all certificated Equity Interests of such Subsidiary held by any Loan Party that are required to be delivered pursuant to the Collateral Documents to the Administrative Agent together with appropriately completed stock powers or other instruments of transfer executed in blank by a duly authorized officer of such Loan Party and all intercompany notes owing from such Subsidiary to any Loan Party required to be delivered pursuant to the Collateral Documents together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party;

(B)       cause each such Specified Domestic Subsidiary to execute a supplement to the Guaranty and Pledge and Security Agreement and each other applicable Collateral Document and take all actions reasonably requested by the Administrative Agent in order to cause the Lien created by the Pledge and Security Agreement or such other Collateral Documents to be duly perfected to the extent required by such agreement in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent; and

(C)         if requested by the Administrative Agent, deliver a customary opinion of counsel to the Borrower with respect to the guarantee and security provided by such Specified Domestic Subsidiary (except, in the case of opinions in respect of any Collateral or Guaranty, to the extent such opinions are customarily delivered by lender’s counsel in the applicable jurisdiction).

(c)          Notwithstanding anything to the contrary herein or in any other Loan Document, (i) the Administrative Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Guaranty by any Subsidiary (in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it reasonably determines, in consultation with the Borrower, that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents, and each Lender hereby consents to any such extension of time, (ii) any Lien required to be granted from time to time pursuant to the provisions hereof shall be subject to the exceptions and limitations set forth in the Collateral Documents and (iii) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent.

SECTION 5.10.   Collateral and Guaranty Period.

(a)          Subject in all respects to Sections 5.10(c) and 6.13, if at any time a Collateral/Covenant Event occurs, then the Borrower and each Guarantor (if any) shall promptly (i) execute and deliver to the Administrative Agent a Perfection Certificate, (ii) execute and deliver to the Administrative Agent a Pledge and Security Agreement and all such other documents as shall be required pursuant to such Pledge and Security Agreement and (iii) cause its Specified Domestic Subsidiaries to execute the Guaranty.  If a Collateral/Covenant Suspension Period occurs after a Collateral/Covenant Event, and no Default or Event of Default has occurred and is continuing, then upon delivery to the Administrative Agent of an officer’s certificate certifying that no Collateral/Covenant Period exists and requesting a release of all Collateral, the Administrative Agent shall promptly release the Liens granted pursuant to the Collateral Documents on the Collateral.  In connection with the foregoing, the Administrative Agent shall, within a reasonable period of time following delivery of such officer’s certificate, and at the Borrower’s sole cost and expense, (x) assign, transfer and deliver to the applicable Loan Parties, without recourse to or warranty by the Administrative Agent, such of the Collateral or any part thereof to be released as may be in possession of the Administrative Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof and (y) with respect to any other Collateral, deliver such documents and instruments (including UCC-3 termination financing statements or releases) and take such other actions, as the Borrower shall reasonably request to evidence such termination and release.

(b)          Subject in all respects to Sections 5.10(c) and 6.13, if at any time after a Collateral/Covenant Event has occurred a Collateral/Covenant Suspension Period occurs, then upon delivery to the Administrative Agent of an officer’s certificate certifying that no Collateral/Covenant Period exists and requesting a release of the Guaranty, the Administrative Agent shall promptly release each Guarantor from its obligations under any Guaranty then in effect.

(c)          If from time to time any Subsidiary of the Borrower Guarantees any Indebtedness of the Borrower or any other Guarantor, or incurs any Priority Debt of the type described in clause (ii) thereof in violation of Section 6.13, then in each such case such Subsidiary shall, prior to or substantially concurrently with such Subsidiary providing such Guarantee or incurring such Priority Debt, execute and deliver to the Administrative Agent the Guaranty or, after the initial execution and delivery thereof, a joinder to the Guaranty.  For the avoidance of doubt, the Administrative Agent shall release any such Guarantee referred to in this Section 5.10(c) if (i) all subject Indebtedness ceases to be outstanding or (ii) no subject Indebtedness is Guaranteed by, or is secured by Liens on any Property of, the Subsidiary providing such Guarantee and, in each case, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that such conditions to release have been satisfied.

SECTION 5.11.   Anti-Corruption Laws and Sanctions.  The Borrower shall not request any Borrowing or Letter of Credit, and the Borrower shall not use the proceeds of any Borrowing or Letter of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.  The Borrower and its Subsidiaries will maintain in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions and Anti-Corruption Laws.

SECTION 5.12.   Post-Closing Obligations.  The Borrower shall, within thirty (30) days of the Closing Date (or such later time to which the Administrative Agent consents in its reasonable discretion), cause the Lien set forth on Schedule 6.02 to be terminated in its entirety.

ARTICLE VI

Negative Covenants

From the Closing Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders as follows; provided that, only Sections 6.03, 6.08, 6.09, 6.11, 6.12 and 6.13, and the last paragraph of Section 6.02, shall apply during a Collateral/Covenant Suspension Period:

SECTION 6.01.   Indebtedness.  The Borrower will not create, incur, assume or permit to exist, and will not permit any of its Subsidiaries to create, incur, assume or permit to exist, any Indebtedness, except:

(a)          Indebtedness created under the Loan Documents;

(b)          Indebtedness under the Privately Placed Notes and other Indebtedness, in each case, as set forth in Schedule 6.01, and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (b);

(c)         Indebtedness of the Borrower or any Subsidiary owing to the Borrower or any Subsidiary; provided, that, any Indebtedness outstanding pursuant to this clause (c) which is owed by a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations under this Agreement on customary terms;

(d)         Guarantees of Indebtedness of the Borrower or any other Subsidiary, all to the extent permitted by Section 6.05; provided that no Guarantee of Indebtedness of a Loan Party by a Subsidiary that is not a Loan Party will be permitted under this clause (d);

(e)       Indebtedness incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (e); provided that (i) such Indebtedness (other than Permitted Refinancing Indebtedness permitted above in this clause (e)) is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair, replacement or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $50,000,000 at any time outstanding;

(f)      Indebtedness in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance in the ordinary course of business;

(g)          [reserved];

(h)          Indebtedness under Swap Agreements entered into in the ordinary course of business and not for speculative purposes;

(i)          Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business;

(j)          Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;

(k)         Indebtedness consisting of bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with acquisitions and asset sales not prohibited by Section 6.05 or 6.11;

(l)         Indebtedness in respect of line of credit facilities incurred in the ordinary course of business; provided that the aggregate principal amount of Indebtedness permitted by this clause (l) shall not exceed $25,000,000 at any time outstanding;

(m)       Indebtedness consisting of obligations to make payments to current or former officers, directors and employees, their respective estates, spouses or former spouses with respect to the cancellation, or to finance the purchase or redemption, of Equity Interests of the Borrower permitted by Section 6.04;

(n)        Cash Management Obligations and other Indebtedness in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements, in each case, in the ordinary course of business;

(o)       Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p)          Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(q)         other Indebtedness; provided that Indebtedness shall be permitted to be incurred pursuant to this clause (q) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (q) at such time (including such Indebtedness) would not exceed $50,000,000; and

(r)         all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (q) above.

Indebtedness permitted by this Section 6.01 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 6.01 permitting such Indebtedness.  In the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section 6.01, the Borrower, in its sole discretion, shall classify such Indebtedness (or any portion thereof) as of the time of incurrence and will only be required to include the amount of such Indebtedness in one of such clauses.

SECTION 6.02.   Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except:

(a)          Permitted Encumbrances;

(b)          Liens pursuant to any Loan Document;

(c)          any Lien on any Property of the Borrower or any Subsidiary existing on the Closing Date and set forth in Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Borrower or any Subsidiary other than (A) improvements and after-acquired Property that is affixed or incorporated into the Property covered by such Lien, and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof;

(d)         Liens on Collateral securing the Privately Placed Notes; provided that the holders of such Privately Placed Notes (or the agent or trustee on their behalf) shall have executed and delivered the Intercreditor Agreement;

(e)        Liens on assets acquired, constructed, repaired, replaced or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby (other than Permitted Refinancing Indebtedness permitted by clause (e) of Section 6.01) are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or replacement or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such assets and (iv) such security interests shall not apply to any other Property of the Borrower or any Subsidiary except for accessions to such Property, Property financed by such Indebtedness and the proceeds and products thereof; provided further that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(f)         rights of setoff and similar arrangements and Liens in respect of Cash Management Obligations and in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);

(g)         Liens securing Indebtedness permitted under Section 6.01(o)(x) and applying only to the proceeds of the insurance policy;

(h)        Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions permitted by Section 6.05 or (ii) consisting of an agreement to Dispose of any Property in a Disposition permitted under Section 6.11;

(i)          leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Subsidiary or (ii) secure any Indebtedness;

(j)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k)        Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

(l)          [reserved];

(m)        Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business permitted by this Agreement;

(n)          Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.05;

(o)        rights of setoff relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(p)         ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Borrower or any Subsidiary;

(q)         Liens on equipment owned by the Borrower or any Subsidiary and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;

(r)          any restriction or encumbrance with respect to the pledge or transfer of the Equity Interests of a Person that is not a Subsidiary;

(s)         Liens not otherwise permitted by this Section 6.02, provided that a Lien shall be permitted to be incurred pursuant to this clause (s) only if at the time such Lien is incurred the aggregate principal amount of the obligations secured at such time (including such Lien) by Liens outstanding pursuant to this clause (s) would not exceed $50,000,000;

(t)          Liens on any Property of (i) any Loan Party in favor of any Loan Party and (ii) any Subsidiary that is not a Loan Party in favor of the Borrower or any other Subsidiary; and

(u)         Liens arising from UCC financing statement filings regarding leases and consignments entered into by the Borrower and its Subsidiaries in the ordinary course of business.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in this Section 6.02 but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described under this Section 6.02, the Borrower shall, in its sole discretion, classify such Lien (or any portion thereof) in any manner that complies with this Section 6.02 and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of this Section 6.02 and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses.

Notwithstanding anything in this Section 6.02 to the contrary, in no event shall the Borrower or any of its Subsidiaries incur or allow to exist any Liens on the real property assets owned by the Borrower and its Subsidiaries, other than (x) Permitted Encumbrances, (y) Indebtedness secured by Liens permitted under Section 6.02(e) and (z) Liens created pursuant to the Loan Documents.

SECTION 6.03.   Fundamental Changes.  The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, reorganize in any jurisdiction other than a State of the United States of America, or liquidate, dissolve or divide, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:

(a)         any Subsidiary may be merged or consolidated with or into any Person and any Subsidiary may be liquidated or dissolved or change its legal form, in each case in order to consummate any Investment otherwise permitted by Section 6.05 or Disposition otherwise permitted by Section 6.11;

(b)         (i) during any Collateral/Covenant Period, any Loan Party (other than the Borrower) may merge or consolidate with any other Person in a transaction in which a Loan Party is the surviving Person in such merger or consolidation, (ii) any Subsidiary of the Borrower may merge or consolidate with any other Subsidiary of the Borrower; provided that if any such Subsidiary is a Guarantor, then a Guarantor shall be the surviving Person in such merger or consolidation and (ii) any Subsidiary of the Borrower may merge or consolidate with the Borrower in a transaction in which the Borrower is the surviving Person in such merger or consolidation; and

(c)        the Borrower may be consolidated with or merged into any Person; provided that (i) any Investment in connection therewith is otherwise permitted by Section 6.05 and (ii) the Borrower shall have delivered all information reasonably requested in writing by the Administrative Agent (or any Lender through the Administrative Agent) reasonably required by regulatory authorities under “know your customer and  anti-money laundering rules and regulations, including without limitation the Patriot Act , of the type delivered in connection with the Closing Date pursuant to Section 4.01(b); and provided further that, simultaneously with such transaction, (w) the Person formed by such consolidation or into which the Borrower is merged shall expressly assume all obligations of such Borrower under the Loan Documents, (x) the Person formed by such consolidation or into which the Borrower is merged shall be a corporation or limited liability company organized under the laws of a State of the United States of America and shall take all actions as may be reasonably required by the Administrative Agent to preserve the enforceability of the Loan Documents, (y) if such transaction occurs during a Collateral/Covenant Period, each Guarantor shall have confirmed that its Guaranty shall apply to the successor Borrower’s obligations under the Pledge and Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the successor Borrower’s obligations under the Loan Documents and (z) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement and each Collateral Document (other than during a Collateral/Covenant Suspension Period) comply with this Agreement and otherwise in form and substance reasonably satisfactory to Administrative Agent.

SECTION 6.04.   Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower or any Subsidiary may declare and pay dividends or other distributions with respect to its Equity Interests payable solely in shares of its Qualified Equity Interests or options to purchase Qualified Equity Interests; (b) Subsidiaries may declare and make Restricted Payments ratably with respect to their Equity Interests; (c) so long as no Event of Default has occurred and is continuing, the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for present or former officers, directors, consultants or employees of the Borrower and its Subsidiaries (i) in existence on the Closing Date and listed on Schedule 6.04 and (ii) other such plans adopted following the Closing Date in an aggregate amount pursuant to this subclause (ii) not to exceed $30,000,000 in any fiscal year (with unused amounts of such base amount available for use succeeding fiscal years so long as the aggregate amount expended pursuant to this subclause (ii) in any fiscal year does not exceed $45,000,000); (d) [reserved]; (e) to the extent constituting Restricted Payments, the Borrower and the Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.07 (other than Section 6.07(a)); (f) repurchases of Equity Interests in the Borrower or any Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; (g) so long as no Event of Default has occurred and is continuing, the Borrower may pay dividends on, or repurchase or redeem, its Equity Interests in an aggregate amount not to exceed (i) $45,000,000 for the year beginning on the Closing Date through the first anniversary of the Closing Date, and (ii) for each year thereafter ending on the anniversary of the Closing Date, the amount permitted during the previous year multiplied by 1.1.

SECTION 6.05.   Investments.  The Borrower will not, and will not allow any of its Subsidiaries to make or hold any Investments, except:

(a)          Investments by the Borrower or a Subsidiary in cash and Cash Equivalents (or that were Cash Equivalents at the time the Investment was made);

(b)        loans or advances to officers, directors, consultants and employees of the Borrower and the Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower, provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity, and (iii) for purposes not described in the foregoing subclauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $5,000,000;

(c)         Investments (i) by the Borrower or any Subsidiary in the Borrower or any Subsidiary and (ii) by the Borrower or any Subsidiary in any Person (or assets, as applicable) that is or will become immediately after such Investment a Subsidiary or that will merge or consolidate into (or such assets will be transferred to) the Borrower or a Subsidiary;

(d)         (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) Investments (including debt obligations and Equity Interests) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(e)        Investments resulting from the receipt of promissory notes and other non-cash consideration in connection with any Disposition permitted by Section 6.11(c)(i), (i) or (j);

(f)        Investments existing on the Closing Date in Subsidiaries or as set forth on Schedule 6.05 and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.05;

(g)          Investments in Swap Agreements permitted under Section 6.01(h);

(h)          [reserved];

(i)          Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(j)          any other Investment, provided that an Investment shall be permitted to be made pursuant to this clause (j) only if at the time such Investment is made the aggregate amount of Investments outstanding at such time (including such Investment) pursuant to this clause (j) (valued at cost and net of any return representing a return of capital in respect of any such Investment) would not exceed $50,000,000;

(k)          advances of payroll payments, fees or other compensation to officers, directors, consultants or employees, in the ordinary course of business;

(l)          Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests;

(m)        Investments held by a Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged or consolidated with a Subsidiary in accordance with Section 6.03 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(n)          lease, utility and other similar deposits in the ordinary course of business; and

(o)        Investments resulting from the creation of a Lien permitted under Section 6.02 and Investments resulting from Dispositions permitted under clause (j) of Section 6.11 or Restricted Payments permitted under Section 6.04 or Indebtedness permitted under Section 6.01.

SECTION 6.06.   Prepayments, Etc., of Indebtedness.

(a)          The Borrower will not, and will not permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any unsecured Indebtedness, Indebtedness secured by Liens that are junior in priority to the Liens (if any) securing the Obligations or Subordinated Indebtedness or make any payment in violation of any subordination or intercreditor terms of any such unsecured, junior lien or Subordinated Indebtedness, except (i) refinancing of Indebtedness with the Net Cash Proceeds of any Permitted Refinancing Indebtedness in respect thereof, (ii) the conversion (or exchange) of any Indebtedness to (or for) Equity Interests (other than Disqualified Equity Interests) of the Borrower, (iii) prepaying the Privately Placed Notes, (iv) [reserved], (v) prepayments, redemptions, purchases or defeasances of Indebtedness out of the net cash proceeds of a sale of Qualified Equity Interests (other than a sale to the Borrower or a Subsidiary), and (vi) prepayments, redemptions, purchases, defeasances and other payments in an aggregate amount not to exceed $50,000,000.

(b)          The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Indebtedness of the type described in Section 6.06(a) (including, without limitation, the Privately Placed Notes).

SECTION 6.07.   Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates (any such transaction, an “Affiliate Transaction”), except (a) at prices and on terms and conditions substantially as favorable to the Borrower or such Subsidiary (in the good faith determination of the Borrower) as could reasonably be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among (i) the Borrower and/or its Subsidiaries and (ii) the Borrower and/or its Subsidiaries and any entity that becomes a Subsidiary as a result of such transaction so long as such transaction does not involve any other Affiliate, (c) the payment of customary compensation and benefits and reimbursements of out-of-pocket costs to, and the provision of indemnity on behalf of, directors, officers, consultants, employees and members of the boards of directors of the Borrower or such Subsidiary, (d) loans and advances to officers, directors, consultants and employees in the ordinary course of business, (e) Restricted Payments and other payments permitted under Section 6.04 or 6.06, (f) employment, incentive, benefit, consulting and severance arrangements entered into in the ordinary course of business with officers, directors, consultants and employees of the Borrower or its Subsidiaries, (g) the transactions pursuant to the agreements set forth in Schedule 6.07 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (h) the Transactions and the payment of fees and expenses related to the Transactions, (i) the issuance of Qualified Equity Interests and the granting of registration or other customary rights in connection therewith, (j) the existence of, and the performance by the Borrower or any Subsidiary of its obligations under the terms of, any limited liability company agreement, limited partnership or other organizational document or security holders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and which is set forth on Schedule 6.07, and similar agreements that it may enter into thereafter, provided that the existence of, or the performance by the Borrower or any Subsidiary of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 6.07(j) to the extent not more adverse to the interest of the Lenders in any material respect when taken as a whole (in the good faith determination of the Borrower) than any of such documents and agreements as in effect on the Closing Date, (k) consulting services to joint ventures in the ordinary course of business and any other transactions between or among the Borrower, its Subsidiaries and joint ventures that are Affiliates of the Borrower solely as a result of the Borrower’s or a Subsidiary’s Investments therein in the ordinary course of business, and (l) transactions with landlords, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and not otherwise prohibited by this Agreement.

SECTION 6.08.   Changes in Fiscal Year.  The Borrower will cause its fiscal year to end on April 30 of each calendar year.

SECTION 6.09.   Financial Covenant.  The Borrower will not permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter and for the Test Period then ending, commencing with the first fiscal quarter ending after the Closing Date, to be greater than 4.00:1.00; provided that if the Borrower or any of its Subsidiaries consummates a Material Acquisition, for each Test Period ending on or prior to the last day of the first four full fiscal quarters following the date of such Material Acquisition, the foregoing Consolidated Leverage Ratio level shall be deemed to be increased to 4:50:1.00.

SECTION 6.10.   Restrictive Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary that is not a Guarantor to pay dividends or other distributions with respect to holders of its Equity Interests; provided that the foregoing shall not apply to (i) prohibitions, restrictions and conditions imposed by law or by this Agreement, (ii) prohibitions, restrictions and conditions arising in connection with any Disposition permitted by Section 6.11 with respect to the Property subject to such Disposition, (iii)  agreements or arrangements binding on a Subsidiary at the time such Subsidiary becomes a Subsidiary of the Borrower or any permitted extension, refinancing or renewal of, or any amendment or modification to, any such agreement or arrangement so long as any such extension, refinancing, renewal, amendment or modification is not materially more restrictive (in the good faith determination of the Borrower) than such agreement or arrangement, (iv) prohibitions, restrictions and conditions set forth in Indebtedness of a Subsidiary that is not a Loan Party which is permitted by this Agreement, (v) agreements or arrangements that are customary provisions in joint venture agreements and other similar agreements or arrangements applicable to joint ventures, (vi) prohibitions, restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such prohibitions, restrictions or conditions apply only to the Subsidiaries incurring or Guaranteeing such Indebtedness, (vii) customary provisions in leases, subleases, licenses, sublicenses or permits so long as such prohibitions, restrictions or conditions relate only to the property subject thereto, (viii) customary provisions in leases restricting the assignment or subletting thereof, (ix) customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business or otherwise permitted hereunder, (x) prohibitions, restrictions or conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, and (xi) prohibitions, restrictions or conditions imposed by a Lien permitted by Section 6.02 with respect to the transfer of the Property subject thereto.

SECTION 6.11.   Dispositions. The Borrower will not, and will not permit any of its Subsidiaries to, make any Disposition, except:

 (a)       Dispositions of obsolete or worn out Property and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Subsidiaries, in each case, in the ordinary course of business;

(b)          Dispositions of inventory and immaterial assets in the ordinary course of business;

(c)        Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement Property;

(d)          Dispositions of Property to the Borrower or to a Subsidiary;

(e)          Dispositions permitted by Sections 6.03 and 6.04 and Liens permitted by Section 6.02;

(f)          Dispositions of cash and Cash Equivalents;

(g)          Dispositions of accounts receivable in connection with the collection or compromise thereof (other than in connection with financing transactions);

(h)       leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries;

(i)          transfers of Property to the extent subject to Casualty Events;

(j)          any Disposition of Property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) at the time of any such Disposition, the aggregate net book value of all property Disposed of in reliance on this clause (j) in any four fiscal quarter period of the Borrower (including such Disposition) would not exceed (x) 7.5% of Consolidated Total Assets (determined as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b)) and (y) 20.0% of Consolidated Total Assets (determined as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b)) over the life of this Agreement and (iii) with respect to any Disposition pursuant to this clause (j) the Borrower or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (iii), any liabilities (as shown on the Borrower’s most recent consolidated balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than Subordinated Indebtedness or liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash consideration;

(k)          Dispositions of Investments in, and issuances of any Equity Interests in, joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(l)          except as set forth in the immediately succeeding proviso, any Disposition made during a Collateral/Covenant Suspension Period; provided, that during a Collateral/Covenant Suspension Period, the Borrower and any Guarantor that is a Material Subsidiary shall not, in any event (x) make any Disposition of all or substantially all Property of such Person (on a consolidated basis) or (y) make any Disposition of real property or the Equity Interests of any Subsidiary of the Borrower owning real property unless, in the case of this clause (y), (A) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (B) at the time of any such Disposition, the aggregate net book value of all real property Disposed of in reliance on this clause (y) (including, for the avoidance of doubt, in the case of any Disposition of Equity Interests of a Subsidiary of the Borrower, the aggregate net book value of all real property owned by such Subsidiary) (1) in any four fiscal quarter period of the Borrower (including such Disposition) would not exceed 10.0% of Consolidated Total Assets as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and (2) over the life of this Agreement, 25.0% of Consolidated Total Assets as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and (C) with respect to any Disposition pursuant to this clause (y) the Borrower or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (C), any liabilities (as shown on the Borrower’s most recent consolidated balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than Subordinated Indebtedness or liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash consideration;

provided that solely to the extent that any Disposition of any Property is classified under Sections 6.11(j) and (l), the portion of such Disposition so classified thereunder shall be for no less than the Fair Market Value of such Property at the time of such Disposition in the good faith determination of the Borrower.

SECTION 6.12.   Lines of Business.  The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business substantially different from the businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

SECTION 6.13.   Priority Debt.

(a)          The Borrower and its Subsidiaries will not create, incur, assume or permit to exist Priority Debt in excess of 20% of Consolidated Net Worth (determined as of the last day of the most recently ended four fiscal quarter period of the Borrower for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b)) at any time outstanding unless the Obligations shall be secured on an equal and ratable basis with such Priority Debt (or, in the case of Priority Debt secured by Liens of the type described in Section 6.02(e), the Obligations shall be secured in accordance with the Collateral Documents).

(b)         The Borrower will not, and will not permit any of its Subsidiaries to, provide Liens on any Property to secure any Indebtedness that in any such case would result in a Collateral/Covenant Event, unless (A) in the case of a Subsidiary, prior to such Subsidiary providing such Lien to secure such Indebtedness, such Subsidiary provides a Guarantee of the Obligations in accordance with Section 5.10(c) and (B) substantially concurrently with the Borrower or such Subsidiary providing such Lien to secure such Indebtedness, the Borrower or such Subsidiary provides a perfected Lien to secure the Obligations in accordance with Section 5.09 and the holders of such Indebtedness (or the agent or trustee on their behalf) executes and delivers to the Administrative Agent an Intercreditor Agreement or, after the initial execution and delivery thereof, a joinder thereto, as applicable.

(c)         During a Collateral/Covenant Suspension Period, the Borrower and its Subsidiaries will not create, incur, assume or permit to exist Priority Debt in the nature of a credit facility, asset-based financing or a debt security or note unless such Indebtedness and/or Liens would be permitted under Section 6.01 and Section 6.02 of this Agreement, in each case assuming for this purpose that a Collateral/Covenant Period is in effect

ARTICLE VII
Events of Default

If any of the following events (“Events of Default”) shall occur and be continuing:

(a)         the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)        the Borrower shall fail to pay any interest on any Loan, any reimbursement obligation in respect of any LC Disburrsement or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)         any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document required to be delivered in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)         the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article VI;

(e)         any Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower;

(f)          the Borrower or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Indebtedness was created, beyond such applicable grace period;

(g)          the Borrower or any Material Subsidiary shall default in the performance of any obligation in respect of any Material Indebtedness or any “change of control” (or equivalent term) shall occur with respect to any Material Indebtedness, in each case, that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after giving effect to any applicable grace period) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than solely in Equity Interests) and such failure or breach is unremedied and is not waived by the required holders of such Material Indebtedness; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)         an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed or unrecalled for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)          the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j)         the Borrower or any Material Subsidiary shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;

(k)         one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess $35,000,000 (to the extent due and payable and not covered by insurance as to which the relevant insurance company has not denied coverage) shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of sixty (60) consecutive days during which execution shall not be bonded or effectively stayed, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the assets of the Borrower and the Material Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy;

(l)         an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)        a Change in Control shall occur;

(n)        except during a Collateral/Covenant Suspension Period, (i) with respect to the Borrower and each Material Subsidiary, any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.11) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations (other than contingent indemnification or reimbursement obligations) ceases to be in full force and effect; or (ii) any Loan Party contests in writing the validity or enforceability of any provision of any Collateral Document; or (iii) any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification or reimbursement obligations) and termination of the Commitments), or purports in writing to revoke or rescind any Collateral Document, in each case with respect to a material portion of the Collateral purported to be covered by the Collateral Documents, or

(o)         except during a Collateral/Covenant Suspension Period, (i) with respect to the obligations of a Material Subsidiary, any material provision of the Guaranty, at any time after its execution and delivery and for any reason other than as permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.11) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations (other than contingent indemnification or reimbursement obligations) ceases to be in full force and effect; or (ii) any Loan Party contests in writing the validity or enforceability of any provision of the Guaranty; or (iii) any Guarantor denies in writing that it has any or further liability or obligation under the Guaranty (other than as a result of repayment in full of the Obligations (other than contingent indemnification or reimbursement obligations) and termination of the Commitments), or purports in writing to revoke or rescind the Guaranty, then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In addition to any other rights and remedies granted to the Administrative Agent and the Secured Parties in the Loan Documents, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent on behalf of the Secured Parties may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law.  Without limiting the generality of the foregoing, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Secured Parties, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Secured Party or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released.  Each Loan Party further agrees, at the Administrative Agent’s reasonable request and upon reasonable advance notice, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Loan Party’s premises or elsewhere.  The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII or in respect of any sale of, collection from or other realization upon all or any part of the Collateral as follows:

First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith and all amounts for which the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, and all amounts for which the other Secured Parties are entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, reimbursement obligations with respect to LC Disbursements and obligations to cash collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due in respect of Cash Management Obligations or under any Secured Hedge Agreements constituting Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon (including reimbursement obligations with respect to LC Disbursements and obligations to cash collateralize Letters of Credit) and any breakage, termination or other payments due to in respect of Cash Management Obligations and under any Secured Hedge Agreements constituting Obligations and any interest accrued thereon; and

Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of above, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.  In the event of any conflict or inconsistency between this paragraph and the provisions of any Collateral Document, the provisions of this Agreement shall control. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Obligations arising under Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE VIII

The Administrative Agent

(a)          Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b)          The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant hereto for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c)          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

(d)          To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 2.16, each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent as a result of the failure of the Administrative Agent to properly withhold any Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this clause (d).  The agreements in this clause (d) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.  The term “Lender” shall, for purposes of this clause (d), include any Issuing Bank and any Swingline Lender.

(e)          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided herein), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided herein) or in the absence of its own bad faith, gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents or the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(f)          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts in the absence of gross negligence or willful misconduct.

(g)          The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(h)          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign upon thirty (30) days’ notice to the Lenders, the Issuing Banks and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower and (unless an Event of Default shall have occurred and be continuing) with the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent from among the Lenders which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(i)          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

(j)          The Lenders irrevocably agree:

(i)          that any Lien on any Property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (A) upon termination of the Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations and (z) contingent reimbursement and indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been cash collateralized in a manner reasonably acceptable to the applicable Issuing Banks), (B) at the time the Property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person (other than in the case of a transfer by a Loan Party, any transfer to another Loan Party), (C) subject to Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02) or (D) if the Property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee under the applicable Guaranty pursuant to clause (iii) below;

(ii)         (A) to release or subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e) and (B) that the Administrative Agent is authorized (but not required) to release or subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by any other clause of Section 6.02;

(iii)        that any Guarantor (other than the Borrower) shall be automatically released from its obligations under the applicable Guaranty if such Person ceases to be a Subsidiary of the Borrower pursuant to a transaction permitted hereunder or to the extent set forth in Section 5.11; and

(iv)        Guarantors shall be released from their respective obligations under the Guaranty and Liens on Property granted to or held by the Administrative Agent under the Collateral Documents shall be released, in each case in accordance with the provisions of Section 5.10.

Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the applicable Guaranty and Collateral Documents pursuant to this paragraph (j).  In each case as specified in this paragraph (j), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the applicable Guaranty, in each case in accordance with the terms of the Loan Documents and this paragraph (j).

(k)          None of the Persons identified in this Agreement as an “arranger” or “bookrunner,” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, if applicable, those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to the relevant Persons in their respective capacities as an Arranger as it makes with respect to the Administrative Agent in paragraph (i) of this Article VIII.

(l)          Credit Bidding.  The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.  Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE IX
Miscellaneous

SECTION 9.01.   Notices.

(a)          Except in the case of notices and other communications expressly permitted to be given by telephone or other electronic communications (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic communication, as follows:

(i)           if to the Borrower, to;

Casey’s General Stores, Inc.
PO Box 3009
One Convenience Blvd.
Ankeny, IA  50021
Attn:  CFO

With a copy to:

Scott H. Thompson
Dentons US LLP
4520 Main Street, Suite 1100
Kansas City, MO  64111

(ii)         if to the Administrative Agent, to:
Royal Bank of Canada
Agency Services Group
20 King Street West, 4th Floor
Toronto, Ontario   M5H 1C4
Attention: Manager, Agency Services
Facsimile: (416) 842-4023

(iii)        if to Royal Bank in its capacity as the Issuing Bank, to:

Royal Bank of Canada
200 Vesey Street
New York, New York 10281
Facsimile: (212) 428-3015
Attention: Credit Administration

(iv)        if to any other Issuing Bank to it at the address, facsimile number, electronic mail address or telephone number as set forth to it at its address (or telecopy number) set forth in its Administrative Questionnaire or as otherwise designated in writing to the Administrative Agent and the Borrower from time to time;

(v)          if to the Swingline Lender, to:

Royal Bank of Canada
200 Vesey Street
New York, New York 10281
Facsimile: (212) 428-2372
Attention: GLA Team 3
Email: RBCNewYorkGLA3@rbc.com; and

(vi) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire or as otherwise designated in writing to the Administrative Agent and the Borrower from time to time.

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)          Any party hereto may change its address, or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery, or three Business Days after being deposited in the mail, postage prepaid.

SECTION 9.02.   Waivers; Amendments.

(a)          No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)         Except as otherwise set forth in this Agreement or any other Loan Document (with respect to such Loan Document), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) extend or increase the Commitment of any Lender or any Issuing Bank without the written consent of each Lender and Issuing Bank directly and adversely affected thereby, it being understood that a waiver of any condition precedent set forth in Section 4.01 or Section 4.02 or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, but that any waiver of any condition set forth in Section 4.02 following the Closing Date shall require the consent of the Required Facility Lenders with respect to the Facility under which an extension of credit is to be made, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest or premium thereon, or reduce any fees payable hereunder, without the written consent of each Lender and Issuing Bank directly and adversely affected thereby, it being understood that any change to the definition of “Consolidated Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in the rate; provided that only the consent of the Required Lenders shall be necessary to (x) amend Section 2.12(c) or to waive any obligation of the Borrower to pay interest at the rate set forth therein or (y) modify or replace Schedule 2.13, (iii) subject to Section 2.20, postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender and Issuing Bank directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory repayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest, (iv) change Section 2.17(b) or (c), or the provisions of Article VII, in each case, with respect to the pro rata application of payments required thereby or any distribution waterfall set forth therein, without the written consent of each adversely affected Lender and each adversely affected Issuing Bank, (v) change any of the provisions of this Section or the definition of “Required Lenders”, “Required Revolving Lenders”, “Required Facility Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly and adversely affected thereby, (vi) release all or substantially all of the Guarantors from their obligations under the applicable Guaranty and Collateral Documents without the written consent of each Lender (except in a transaction permitted hereunder); provided that during a Collateral/Covenant Suspension Period, (x) the Administrative Agent may release all or substantially all of the Guarantors (other than the Borrower), without the consent of any Lender and (y) the Required Lenders may waive or amend any requirement to reinstate the guarantee obligations of released Guarantors in the future, (vii) release all or substantially all of the Collateral from the Lien of the Collateral Documents, without the written consent of each Lender; provided that during a Collateral/Covenant Suspension Period, (x) the Administrative Agent may release all or substantially all of the Collateral from any Lien granted to or held by the Administrative Agent under the Collateral Documents, without the consent of any Lender and (y) the Required Lenders may waive or amend any requirement to reinstate Collateral in the future, (viii) subordinate in writing the Liens in all or substantially all of the Collateral or subordinate in writing all or any portion of the Obligations under the Loan Documents, in each case to any other Liens or Indebtedness or other obligations of the Borrower or any other Loan Party without the written consent of each Lender and Issuing Bank or (ix) change the currency of any Loan or Letter of Credit, without the written consent of each Lender and Issuing Bank directly affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights, obligations or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the relevant Issuing Bank or the Swingline Lender, as the case may be.

(c)          Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Exposures and the Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(d)          In addition, notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Revolving Loans (as defined below) and/or Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Revolving Loans of any Class (“Refinanced Revolving Loans”) and/or all outstanding Term Loans of any Class (“Refinanced Term Loans” and together with any Refinanced Revolving Loans, “Refinanced Loans”), as applicable, with a replacement revolving loan tranche (“Replacement Revolving Loans”) and/or a replacement term loan tranche (“Replacement Term Loans” and together with Replacement Revolving Loans, “Replacement Loans”), as applicable, hereunder; provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount (or accreted value, if applicable) of such Refinanced Loans except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, (b) the maturity date of any Replacement Loans shall be no earlier than the Revolving Credit Maturity Date or the Amendment No. 2 Term Loan Maturity Date, as applicable, the Weighted Average Life to Maturity of Replacement Term Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the Amendment No. 2 Term Loans and the Amendment No. 4 Term Loans and any such Replacement Revolving Loans shall require no scheduled amortization or mandatory commitment reduction prior to the Revolving Credit Maturity Date, and (c) all other terms applicable to such Replacement Loans (other than pricing, interest rate margins, rate floors, discounts, premiums, fees, and optional prepayment or optional redemption terms and provisions, all of which shall be determined by the Borrower) shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing or added to this Agreement for the benefit of the Lenders hereunder (it being understood that no consent shall be required by Lenders for terms or conditions that are more restrictive than this Agreement if such terms or conditions are added to this Agreement).

(e)          Notwithstanding anything in this Section 9.02 to the contrary, (a) modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary or appropriate (i) to integrate any Increased Commitments, any Extended Revolving Commitments, Incremental Term Loans or Extended Term Loans; provided that, without limitation of the foregoing, any such amendment may, (x) increase the interest rates, fees and other amounts payable to any Class or Classes of Loans or Commitments hereunder, (y) increase, expand and/or extend any “most favored nation” provisions benefiting any Class or Classes of Loans or Commitments hereunder and (z) modify any other provision hereunder or under any other Loan Document in connection with the implementation of any Indebtedness permitted hereunder, where the terms of any such Indebtedness are more favorable to the lenders or holders thereof than the corresponding terms applicable to Loans and Commitments then existing hereunder and (ii) to cure any ambiguity, omission, defect or inconsistency and (b) without the consent of any Lender or any Issuing Bank, the Loan Parties and the Administrative Agent or any collateral agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interest for benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

SECTION 9.03.   Expenses; Indemnity; Damage Waiver.

(a)          The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel for the Arrangers and the Administrative Agent (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the relevant Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  For the avoidance of doubt, this Section 9.03(a) shall not apply to Taxes, except any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

(b)          The Borrower shall indemnify, on a joint and several basis, each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out‑of‑pocket expenses, limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees (and, if necessary, one local counsel in each applicable jurisdiction and one additional counsel for each Indemnitee in the event of conflicts of interest), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby and the syndication of the Revolving Commitments and Term Loans by the Arrangers, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) to the extent relating to or arising from any of the foregoing, any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) a material breach of the Loan Documents by such Indemnitee or (ii) except in the case of an Agent (in its capacity as such), arise from disputes solely among Indemnitees and do not relate to any conduct by the Borrower or any of its Affiliates.  For the avoidance of doubt, this Section 9.03(b) shall not apply to Taxes, except any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

(c)          To the extent that a Borrower fails to pay any amount required to be paid by it to the Administrative Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the relevant Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d)          To the extent permitted by applicable law, no party hereto shall assert, and each other party hereby waives, any claim against any party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that this sentence shall not limit the Borrower’s indemnification obligations set forth above to the extent the relevant special, indirect, consequential or punitive damages are included in any third party claim in connection with which the relevant Indemnitee is entitled to indemnification hereunder.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent resulting from its or its Related Parties’ gross negligence, bad faith or willful misconduct.

(e)          All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor; provided, however, that an Indemnitee shall promptly refund any amount received under this Section 9.03 to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03.

SECTION 9.04.   Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted hereunder, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          (i)          Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons that is an Eligible Assignee (other than the Borrower, its Affiliates and natural persons) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)         to the extent required by the definition of “Eligible Assignee,” the Borrower; provided that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for (i) an assignment of a Commitment to a Lender or an Affiliate of a Lender or (ii) if an Event of Default has occurred and is continuing, any other assignment;

(B)         to the extent required by the definition of “Eligible Assignee,” the Administrative Agent; and

(C)         to the extent required by the definition of “Eligible Assignee,” the Issuing Banks and Swingline Lender.

(ii)          Assignments shall be subject to the following additional conditions:

(A)       except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consent;

(B)       each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)      the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)       the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent (x) an Administrative Questionnaire and (y) all documentation and other information that the Administrative Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(E)         the assignee shall not be (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (ii) a Defaulting Lender or (iii) a natural person.

For the purposes of this Section 9.04(b) and the definition of “Eligible Assignee,” the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)      Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)       The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and related interest amounts) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)       Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (ii)(C) of this Section 9.04(b) and any written consent to such assignment required by this paragraph (b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)          (i)          Any Lender may, without the consent of or notice to the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities that would meet the requirements of an “Eligible Assignee” (other than with respect to any required consents and other than any person that, at the time of such participation, is (I) a Defaulting Lender or (II) the Borrower or any of its Subsidiaries or any of their respective Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly affects such Participant.  Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations of such Sections (it being agreed that any documentation required to be provided pursuant to Section 2.16(e) shall be provided solely to the participating Lender) and Section 2.18) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii)         Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS.  The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and each Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary.

(iii)        A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that (i) such entitlement to a greater payment results from a change in any Law after the sale of the participation takes place and (ii) the participating Lender notifies the Borrower of such participation no later than one hundred twenty (120) days after such Change in Law becomes effective.

(iv)        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or a central bank having jurisdiction over it, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(v)          Notwithstanding any other provision of this Agreement, no Lender will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any Person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.

SECTION 9.05.   Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06.   Counterparts; Integration; Effectiveness.  Delivery by fax or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document and the words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement or any other Loan Document shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  The Administrative Agent may, in its discretion, require that any such documents and signatures executed electronically or delivered by fax or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature executed electronically or delivered by fax or other electronic transmission.

SECTION 9.07.   Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.   Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations (in whatever currency) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  Each Lender and its Affiliates agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09.   Governing Law; Jurisdiction; Consent to Service of Process.

(a)          This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby).

(b)          Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court except that nothing in this Section 9.09 shall limit the ability of the Administrative Agent to enforce the provisions of any Loan Document against any Loan Party in any other jurisdiction.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The foregoing shall not affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party or its properties in the courts of any jurisdiction.

(c)          Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.   Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.   Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, partners, members, employees, managers, administrators, trustees and agents, including accountants, legal counsel and other advisors solely for the purpose of, or otherwise directly in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested or required by any Governmental Authority or by the National Association of Insurance Commissioners or any representative thereof (provided, however, that, to the extent practicable and permitted by law (and except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority), the Borrower has been notified prior to such disclosure so that the Borrower may seek, at the Borrower’s sole expense, a protective order or other appropriate remedy), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, however, that, to the extent practicable and permitted by law, the Borrower has been notified prior to such disclosure so that the Borrower may seek, at the Borrower’s sole expense, a protective order or other appropriate remedy), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder (provided, however, to the extent practicable and permitted by law, the Borrower is notified prior to such disclosure so that the Borrower may seek, at the Borrower’s sole expense, a protective order or other appropriate remedy), (f) subject to an agreement for the benefit of the Borrower containing provisions at least as restrictive as those of this Section, to (i) any assignee or any prospective assignee of any of its rights or obligations under this Agreement (and to any Participant or prospective Participant in any of its rights or obligations under this Agreement) so long as such Lender believes such assignee, Participant or prospective assignee or Participant is, or will be, an Eligible Assignee or (ii) any direct or indirect actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative, credit insurance, securitization or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) with the consent of the Borrower or (h) to any ratings agency or the CUSIP Bureau or any similar organization or to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or, to the knowledge of such disclosing person, as a result of a breach of a confidentiality agreement with any other Person or (ii) that is or becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower not in violation of any obligation of confidentiality.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower and its Subsidiaries and their respective businesses, other than any such information that is publicly available (other than as a result of a breach of this Section) to the Administrative Agent, any Issuing Bank or any Lender prior to disclosure by the Borrower.

EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE OTHER LOAN PARTIES AND THEIR AFFILIATES AND RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED CUSTOMARY PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION INTENDED TO COMPLY WITH APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS, AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH SUCH CUSTOMARY PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.  NOTHING IN THE FOREGOING SHALL PREVENT ANY LENDER FROM DISCLOSING INFORMATION TO THE EXTENT PERMITTED BY THE IMMEDIATELY PRECEDING PARAGRAPH.

SECTION 9.13.   USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 9.14.   Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15.   No Fiduciary Duty.  In connection with all aspects of each transaction contemplated by this Agreement, the Borrower acknowledges and agrees, and acknowledges the other Loan Parties’ understanding, that (i) each transaction contemplated by this Agreement is an arm’s-length commercial transaction, between the Loan Parties, on the one hand, and the Agents and the Lenders, on the other hand, (ii) in connection with each such transaction and the process leading thereto, the Agents and the Lenders will act solely as principals and not as agents or fiduciaries of the Loan Parties or any of their stockholders, affiliates, creditors, employees or any other party, (iii) neither any Agent nor any Lender will assume an advisory or fiduciary responsibility in favor of the Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether the Agents or any Lender has advised or is currently advising any Loan Party on other matters) and neither any Agent nor any Lender will have any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated in this Agreement except the obligations expressly set forth herein, (iv) each Agent and each Lender may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their affiliates, and (v) neither any Agent nor any Lender has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Loan Parties have consulted and will consult their own legal, accounting, regulatory, and tax advisors to the extent it deems appropriate.  The matters set forth in this Agreement and the other Loan Documents reflect an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Agents and the Lenders, on the other hand.  The Borrower agrees that the Loan Parties shall not assert any claims against any Agent or any Lender based on any breach or alleged breach of fiduciary duty.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CASEY’S GENERAL STORES, INC., as Borrower

By:
Name:
Title:

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:

ROYAL BANK OF CANADA, as Lender, Swingline Lender and Issuing Bank

By:
Name:
Title:

Schedule 2.13
ALTERNATIVE RATE OF INTEREST – BENCHMARK REPLACEMENT

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is  determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative  Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement  or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation  of any Benchmark Replacement, (iii)  the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability   Period.  Any determination,  decision or election that may be made by the Administrative  Agent  or, if applicable,  any Lender (or group of Lenders) pursuant to this Section   titled “Benchmark Replacement Setting,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its  or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section titled  “Benchmark Replacement Setting.”

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD   LIBOR)  and either (A)  any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable  or non-representative tenor and (ii) if  a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B)  is not, or is no longer, subject to an announcement that  it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition  of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability  Period and, failing  that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability   Period or at any time that a tenor for the then-current Benchmark is not an Available    Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable,  will  not be used in any determination of ABR.

(f) Certain Defined Terms.   As used in this Section titled  “Benchmark Replacement Setting”:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of  doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of this Section titled  “Benchmark Replacement Setting.”

“Benchmark” means, initially,  the LIBO Rate;  provided that if  a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section titled “Benchmark Replacement  Setting.”

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)	the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)
the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities  at such time and (b) the related  Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor  for the purposes of this Agreement and the other Loan  Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available   Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)
the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable  Corresponding Tenor;

(b)
the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable  Corresponding Tenor; and

(2)
for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for  the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant  Governmental Body  on the applicable  Benchmark Replacement Date or (ii)  any evolving or then-prevailing  market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities; provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative  Agent in its  reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative  Agent  in  a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement  and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)
in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)
in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice  of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election  from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii)  the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or

(2)with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)
a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available   Tenor of such Benchmark (or such component thereof);

(2)
a public statement or publication  of information by the regulatory supervisor for the  administrator of such Benchmark (or the published component used in the calculation thereof),  the Board  of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available   Tenor of such Benchmark (or such component thereof); or

(3)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in  the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such   time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder   and under any Loan Document in accordance with this Section titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section titled “Benchmark Replacement Setting.”

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available  Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively  feasible for the Administrative  Agent, then the Administrative  Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is LIBO Rate,  the  occurrence of:

(1)
a notification by the Administrative  Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified  in  such notice and are publicly  available  for review), and

(2)
the joint election by the Administrative Agent and the Borrower to trigger a fallback from the LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Rate.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBO Rate, the time determined by the Administrative  Agent  in  its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified  as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant  Governmental Body.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding  the related  Benchmark Replacement Adjustment.